United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

ZONES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, no par value.

(2)	Aggregate number of securities to which transaction applies:

6,233,073 shares of outstanding common stock; and 1,457,106 shares of common stock issuable upon exercise of options that we assume will be exercised in connection with the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The maximum aggregate value was determined based on the product of the 7,690,179 shares of common stock that may be exchanged for cash in the transaction multiplied by the merger consideration of $7.00 per share (the “Total Consideration”). In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0000393 by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:

$53,831,253.

(5)	Total fee paid:

$2,116.

☒	Fee paid previously with preliminary materials: $2,698.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1102 15th Street SW, Suite 102

Auburn, Washington 98001

November 24, 2008

Dear Shareholder:

On or about October 20, 2008, we mailed to you a definitive proxy statement relating to a special meeting of shareholders of Zones, Inc. to be held on November 19, 2008 for the purpose of voting on a proposal to approve a merger, and to approve and adopt the Agreement and Plan of Merger, dated as of July 30, 2008, by and between Zones and Zones Acquisition Corp., to which we refer as “Merger Sub,” and the other transactions contemplated thereby. Merger Sub is an entity owned by Firoz H. Lalji, our Chairman of the Board, Chief Executive Officer and majority shareholder. Under the terms of the merger agreement, Merger Sub will merge with and into Zones, with Zones continuing as the surviving corporation wholly owned by Mr. Lalji and certain of his related parties, namely Najma Lalji, Natasha Lalji and The Firoz and Najma Lalji Foundation, to whom we refer collectively as the “continuing shareholders.”

On November 17, 2008, the parties to the merger agreement amended the original merger agreement to provide that upon completion of the merger, each share of Zones common stock not held by the continuing shareholders will be converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes, a decrease of $1.65 per share compared to the $8.65 price provided for in the original merger agreement. In addition, the amendment to the merger agreement: (a) eliminates certain conditions to Merger Sub’s obligation to close the merger; (b) eliminates the termination fee payable by us to Merger Sub in the event the amended merger agreement is terminated under certain circumstances; (c) increases the reverse termination fee payable by Merger Sub to us from $750,000 to $5.0 million in the event the amended merger agreement is terminated under certain circumstances (d) provides for an additional go-shop period with an end date of November 28, 2008 during which we are permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals; and (e) provides for specific performance of Merger Sub’s obligations to pursue financing for the merger in the event the currently specified financing becomes unavailable. In connection with the amendment to the merger agreement, Mr. Lalji and his wife Najma have also entered into a separate shareholder voting and support agreement with Zones, pursuant to which they have agreed at any duly called meeting of Zones shareholders (or any adjournment or postponement thereof) to, among other things, vote all of their shares of common stock in favor of the approval of the merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby. The amendment to the merger agreement and the shareholder voting and support agreement are attached to the accompanying proxy statement supplement as Annex A and Annex C, respectively.

In connection with approving the amended merger agreement, the special committee of the Zones board of directors, consisting of four independent and disinterested directors, received an opinion from its financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., that, as of November 17, 2008, and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of shares of Zones common stock (other than Merger Sub, the continuing shareholders and their respective affiliates) pursuant to the amended merger agreement was fair, from a financial point of view, to such holders. The full text of this new opinion of Houlihan Lokey is attached as Annex B to this proxy statement supplement. We encourage you to read the entire opinion carefully for a description of the procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering this opinion.

After careful consideration, the Zones board of directors, by a unanimous vote of the directors (without the participation of Mr. Lalji in deliberations or voting), has determined that the merger and the amended merger agreement are fair to, advisable to and in the best interest of Zones’ unaffiliated shareholders, and has approved the merger, and approved and adopted the amended merger agreement and the other transactions contemplated thereby. This determination was based upon the unanimous recommendation of the special committee. Accordingly, the Zones board of directors (with Mr. Lalji abstaining) unanimously recommends that you vote “FOR” the approval of the merger and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby. In considering the recommendation of the Zones board of directors, you should be aware that some of Zones’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

PLEASE VOTE YOUR SHARES OF OUR COMMON STOCK AS SOON AS POSSIBLE.

IF YOU SIGNED A PROXY TO VOTE IN CONNECTION WITH THE PREVIOUSLY SCHEDULED SPECIAL MEETING, THAT PROXY WILL NOT BE VALID AND THAT VOTE WILL NOT COUNT AS A VOTE AT THE ADJOURNED SPECIAL MEETING TO BE HELD ON DECEMBER 19, 2008.

As you may be aware, the previously scheduled special meeting was convened on November 19, 2008 and immediately adjourned until December 19, 2008. However, the record date for the special meeting has not changed. Accordingly, only shareholders who held shares of Zones common stock at the close of business on October 6, 2008 are entitled to vote at the adjourned special meeting. The accompanying proxy statement supplement contains additional information about Zones, Merger Sub and the amended merger agreement. We encourage you to read the entire proxy statement supplement and the amended merger agreement carefully. We also encourage you to read carefully, if you have not already done so, the entire definitive proxy statement previously sent to you on or about October 20, 2008.

Your vote is very important. We cannot complete the merger unless:

(a)	the holders of a majority of the outstanding shares of Zones common stock entitled to vote at the special meeting vote to approve the merger, and to approve and adopt the amended merger agreement and the other transactions contemplated thereby, to which vote we refer as the “company shareholder approval”; and

(b)	the holders of a majority of the number of shares of Zones common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, the continuing shareholders) vote to approve the merger, and to approve and adopt the amended merger agreement and the other transactions contemplated thereby, to which vote we refer as the “special shareholder approval.”

Please note that failing to vote has the same effect as a vote against the approval of the merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby, for purposes of the company shareholder approval but has no effect for purposes of the special shareholder approval.

As noted above, if you signed a proxy to vote in connection with the previously scheduled special meeting, that proxy will not be valid and that vote will NOT count as a vote at the adjourned special meeting to be held on December 19, 2008. Accordingly, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet, following the instructions on the proxy card, prior to the special meeting, whether or not you plan to attend the special meeting and whether or not you signed a proxy to vote in connection with the previously scheduled special meeting. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. Voting by proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement supplement if you subsequently choose to attend the special meeting.

Our board of directors appreciates your continuing support of Zones and urges you to support the merger.

Sincerely yours,

WILLIAM C. KEIPER

Director and Chairman of the Special Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement supplement is dated November 24, 2008 and is first being mailed to shareholders on or about November 26, 2008.

i

INTRODUCTION

The information provided in the definitive proxy statement originally mailed to our shareholders on or about October 20, 2008, to which we refer in this proxy statement supplement as the “definitive proxy statement,” continues to apply, except as described in this proxy statement supplement. To the extent information in this proxy statement supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy statement supplement is the more current information. If you need another copy of the definitive proxy statement, proxy statement supplement or proxy card, please call our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or toll-free at (800) 322-2885. The definitive proxy statement, proxy statement supplement and form of proxy card may also be found on the Internet at http://www.sec.gov. See “Where You Can Find Additional Information” beginning on page 59 of this proxy statement supplement.

UPDATE TO THE SUMMARY TERM SHEET

This updated summary term sheet, together with the updated question and answer section contained in this proxy statement supplement, highlights selected information from this proxy statement supplement and the definitive proxy statement about the proposed transactions contemplated by the amended merger agreement and the special meeting and may not contain all of the information that is important to you as a shareholder of Zones, Inc. Accordingly, we encourage you to read carefully this entire proxy statement supplement, the entire definitive proxy statement and the other documents to which we refer you in this proxy statement supplement and the definitive proxy statement.

Upon completion of the transactions contemplated by the amended merger agreement, each issued and outstanding share of common stock of Zones, Inc. not held by Firoz H. Lalji, our Chairman and Chief Executive Officer, his wife Najma Lalji, their adult daughter Natasha Lalji or The Firoz and Najma Lalji Foundation, to which we collectively refer in this proxy statement supplement as the “continuing shareholders,” or by our shareholders who exercise their dissenters’ rights under Washington law, will be converted into the right to receive $7.00 per share in cash, without interest and less any applicable withholding taxes. As part of the amended merger agreement, Zones Acquisition Corp. is to merge with and into Zones, Inc., with Zones, Inc. being the surviving corporation in the merger. As a result of the merger, Zones, Inc. will cease to be a publicly traded company and will become privately owned by the continuing shareholders.

References in this proxy statement supplement to “Zones,” “we,” “our,” “our company” and “us” mean, unless the context indicates otherwise, Zones, Inc. and its subsidiaries; all references to “Merger Sub” refer to Zones Acquisition Corp.; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 30, 2008; all references to the “amendment to the merger agreement” refer to the First Amendment to Agreement and Plan of Merger, dated as of November 17, 2008, by and between Zones and Merger Sub; all references to the “amended merger agreement” refer to the Agreement and Plan of Merger, dated as of July 30, 2008, as amended on November 17, 2008, by and between Zones and Merger Sub, as it may be further amended from time to time; all references to the “merger” refer to the merger of Merger Sub with and into us pursuant to the amended merger agreement; all references to “surviving corporation” refer to Zones following the merger; all references to the “non-continuing shareholders” and the “unaffiliated shareholders” refer to our shareholders other than the continuing shareholders; and all references to the “transactions” refer to the merger and any other transactions contemplated by the amended merger agreement. A copy of the amendment to the merger agreement is attached as Annex A to this proxy statement supplement.

Amendment to the Merger Agreement (page 43)

On November 17, 2008, the parties executed the amendment to the merger agreement, a copy of which is attached as Annex A to this proxy statement supplement. The amendment to the merger agreement modifies the original merger agreement as follows:

•	reduces the merger consideration to $7.00 per share in cash, without interest and less any applicable withholding taxes;

•

provides for an additional go-shop period with an end date of November 28, 2008 during which we are permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals;

•

provides for a separate voting agreement pursuant to which Mr. Lalji and his wife have agreed to vote in favor of the merger and any “superior proposals” (as defined on page 67 of the definitive proxy statement);

•	eliminates the termination fee payable by us to Merger Sub in the event the amended merger agreement is terminated under certain circumstances;

•	increases the termination fee payable by Merger Sub to us from $750,000 to $5.0 million in the event the amended merger agreement is terminated under certain circumstances;

•	provides for a separate guarantee from Mr. Lalji of the $5.0 million termination fee payable by Merger Sub to us;

•	provides for specific performance of Merger Sub’s obligations to pursue financing for the merger in the event the currently specified financing becomes unavailable;

•	provides for a separate guarantee from Mr. Lalji of the obligation to deposit the final approximately $16.0 million of merger consideration with the paying agent on January 2, 2009;

•

revises the exchange procedures so that until the final approximately $16.0 million of merger consideration is deposited with the paying agent, the paying agent will be obligated to pay each non-continuing shareholder only such shareholder’s pro-rata portion of the aggregate merger consideration received by the paying agent;

•

authorizes the current independent members of our board of directors, to whom we also collectively refer in this proxy statement supplement as the “shareholder representative,” to enforce, on behalf of the non-continuing shareholders, the obligations of Merger Sub, the surviving corporation and their respective affiliates under the amended merger agreement, including Mr. Lalji’s personal guarantee of the obligation to deposit the final approximately $16.0 million of merger consideration with the paying agent on January 2, 2009;

•	waives the requirement for us to obtain third party consents relating to our office and warehouse lease agreements;

•

eliminates the requirement that our chief executive officer and chief financial officer certify that all of the conditions with respect to our representations and warranties and obligations under the amended merger agreement have been satisfied;

•

revises the condition to Merger Sub’s obligation to complete the merger with respect to dissenters’ rights under Chapter 23B.13 of the WBCA to allow up to 20.0% of the shares of our common stock to exercise dissenters’ rights in connection with the merger without violating this condition;

•

excludes stock options granted after July 30, 2008 or held by Mr. Lalji or any of our other executive officers from the closing condition regarding the aggregate number of shares of our common stock that may be issued upon exercise of stock options immediately prior to the effective time of the merger; and

•	revises the definition of the term “Material Adverse Change” or “Material Adverse Effect” to require a more significant event before constituting such a change or effect.

Effects of the Merger (page 30)

If the merger is completed, you will receive $7.00 per share in cash, without interest and less any applicable withholding taxes, to which we refer in this proxy statement supplement as the “merger consideration,” for each share of Zones common stock you own at that time, unless you are a dissenting shareholder and you perfect your dissenters’ rights under Washington law. As a result of the merger, Zones shareholders, other than the continuing shareholders, will no longer have a direct or indirect equity interest in Zones; Zones common stock will no longer be listed on the NASDAQ Global Market, to which we refer in this proxy statement supplement as “Nasdaq”; and the registration of Zones common stock under Section 12 of the Securities Exchange Act of 1934, as amended, to which we refer in this proxy statement supplement as the “Exchange Act,” will be terminated.

Required Vote (page 41)

The approval of the merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby, requires the affirmative vote of:

(a)	the holders of a majority of the outstanding shares of Zones common stock entitled to vote at the special meeting, to which vote we refer in this proxy statement supplement as the “company shareholder approval”; and

(b)	the holders of a majority of the number of shares of Zones common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, the continuing shareholders), to which vote we refer in this proxy statement supplement as the “special shareholder approval.”

Approval of an adjournment proposal, if such an adjournment is necessary, requires the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment.

If you signed a proxy to vote in connection with the previously scheduled special meeting, that proxy will not be valid and that vote will NOT count as a vote at the adjourned special meeting to be held on December 19, 2008. Accordingly, if you wish to have your vote counted at the adjourned special meeting, we strongly encourage you to complete, sign, date and return the enclosed proxy card in the envelope provided without delay or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card, even if you plan to attend the special meeting.

Shareholder Voting and Support Agreement (page 56)

In connection with the amended merger agreement, Firoz Lalji and Najma Lalji have entered into a shareholder voting and support agreement, to which we refer in this proxy statement supplement as the “voting agreement.” Pursuant to the voting agreement, each of Mr. and Mrs. Lalji, who together hold and are entitled to vote approximately 50.5% of the shares of our common stock outstanding as of the record date for the special meeting, has delivered to us an irrevocable proxy appointing William C. Keiper (the chairman of the special committee) and John H. Bauer (a member of the special committee) as proxies to vote all of Mr. and Mrs. Lalji’s shares of our common stock in favor of the approval of the merger, and the approval and adoption of the amended merger agreement and the transactions contemplated thereby. In addition, pursuant to the voting agreement, Mr. and Mrs. Lalji have agreed at any duly called meeting of our shareholders (or any adjournment or postponement thereof) to vote all of their shares of our common stock: (a) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of a shareholder, Merger Sub or Zones in connection with the merger, the amended merger agreement or the voting agreement; and (b) upon our election to terminate the merger, pursuant to the terms of the amended merger agreement, in connection with a superior proposal, then in favor of adoption of the superior proposal and approval of the transactions contemplated thereby. The primary purpose of the voting agreement is to allow the special committee to control whether the shares owned by Mr. and Mrs. Lalji will be voted in favor of the merger and the amended merger agreement. Notwithstanding the voting agreement, however, approval of the merger, and approval and adoption of the amended merger agreement and the other transactions contemplated thereby, still requires the special shareholder approval.

Recommendations (page 17)

The special committee of our board of directors, consisting of four independent and disinterested directors, which was appointed to, among other things, review and evaluate the merger proposal and to which we refer in this proxy statement supplement as the “special committee,” has unanimously determined that the merger and the amended merger agreement are fair to, and in the best interests of, the unaffiliated shareholders of Zones and has unanimously recommended to the full Zones board of directors that our board of directors approve the merger and approve and adopt the amended merger agreement and the other transactions contemplated thereby. After considering various factors, including the unanimous recommendation of the special committee, the Zones board of directors (without the participation of Mr. Lalji in deliberations or voting) has unanimously:

•	determined that the merger and the amended merger agreement are advisable and fair to and in the best interests of the unaffiliated shareholders;

•	approved the merger and approved and adopted the amended merger agreement and the other transactions contemplated thereby; and

•	recommended that Zones shareholders approve the merger and approve and adopt the amended merger agreement and the other transactions contemplated thereby.

Accordingly, our board of directors (without the participation of Mr. Lalji in deliberations or voting) unanimously recommends that you vote to approve the merger, and to approve and adopt the amended merger agreement and the other transactions contemplated thereby.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (page 21)

The special committee re-engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc., to which we refer in this proxy statement supplement as “Houlihan Lokey,” to render a fairness opinion with respect to the merger consideration pursuant to the amended merger agreement. On November 17, 2008, Houlihan Lokey rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion, dated November 17, 2008, to the special committee and our board of directors), as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock (other than Merger Sub, the continuing shareholders and their respective affiliates) in the merger pursuant to the amended merger agreement, as of November 17, 2008 and based upon and subject to the procedures followed, assumptions made, and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Houlihan Lokey has given us its written consent to attach a copy of its opinion to this proxy statement supplement as Annex B.

Financing of the Merger (page 32)

The estimated aggregate amount of financing necessary for Merger Sub to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements is expected to be approximately $53.8 million. Shares of our common stock issued immediately prior to the consummation of the merger pursuant to the exercise of options will receive the per share merger consideration less the applicable exercise price for such shares, which aggregate exercise prices are expected to fund approximately $2.8 million of the aggregate merger consideration. The remaining approximately $51.0 million of merger consideration is expected to be funded by Merger Sub with a combination of equity and/or debt financing described below and Zones’ cash.

Equity and/or Debt Financing. Merger Sub has received a commitment letter from Mr. Lalji, to which we refer in this proxy statement supplement as the “commitment letter,” to provide, or cause to be provided, equity and/or debt financing to Merger Sub in an aggregate amount of up to $25.0 million for the purpose of funding a portion of the merger consideration. Mr. Lalji has informed us that he intends to fund approximately $20.0 million of the merger consideration and expenses related to the merger pursuant to the commitment letter prior to the effective time of the merger. Mr. Lalji’s obligation to provide, or cause to be provided, the equity and/or debt financing to Merger Sub contemplated by the commitment letter is subject to the satisfaction of customary conditions, including those described in the section titled “Update to Special Factors—Financing of the Merger,” beginning on page 32 of this proxy statement supplement.

Debt Financing. Merger Sub has received a credit facility term sheet from an affiliate of GE Commercial Distribution Finance, Inc., to which we refer in this proxy statement supplement as “GE Capital,” from which Merger Sub expects to fund up to approximately $31.0 million of the merger consideration, and to which we refer in this proxy statement supplement as the “credit facility term sheet.” Merger Sub intends to draw from this GE Capital credit facility and deposit with the paying agent approximately $15.0 million of the $31.0 million necessary to fund the merger consideration prior to the effective time of the merger and deposit the remaining approximately $16.0 million on January 2, 2009, after the effective time of the merger. The amendment to the merger agreement revised the exchange procedures so that until the final approximately $16.0 million of merger consideration is deposited with the paying agent, the paying agent will be obligated to pay each non-continuing shareholder only such shareholder’s pro-rata portion of the aggregate merger consideration received by the paying agent. This timing creates a risk for our non-continuing shareholders that, following consummation of the merger and cancellation of the shares of our common stock held by the non-continuing shareholders, a portion of the merger consideration will not be funded as planned. However, Mr. Lalji has agreed, upon completion of the merger, to personally guarantee the obligation of Merger Sub to deposit the remaining $16.0 million of the merger consideration with the paying agent on January 2, 2009. The GE Capital credit facility is conditional upon customary conditions, including those described in the section titled “Update to Special Factors—Financing of the Merger,” beginning on page 32 of this proxy statement supplement.

Restrictions on Solicitations of Other Offers (page 47)

The definitive proxy statement describes the go-shop period that ended on September 3, 2008, in the section titled “The Merger Agreement—Restrictions on Solicitations of Other Offers,” beginning on page 65 of the definitive proxy statement. The amendment to the merger agreement provides that from the date of the amendment until November 28, 2008, we are permitted to initiate, solicit or encourage “takeover proposals” (as defined on page 67 of the definitive proxy statement) and enter into and maintain discussions or negotiations with third-parties regarding takeover proposals. Following the end of this additional go-shop period, the amended merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations regarding takeover proposals. The amended merger agreement also restricts our board of directors’ ability to change or withdraw its recommendation of the amended merger agreement, absent certain specified circumstances involving, among other things, either (a) our entry into any agreement with respect to a superior proposal, or (b) our board of directors’ determination that failing to change or withdraw its recommendation would be inconsistent with its fiduciary duties.

Conditions to the Completion of the Merger (page 51)

The definitive proxy statement describes the conditions to the completion of the merger contained in the merger agreement, in the section titled “The Merger Agreement—Conditions to Completion of the Merger,” beginning on page 72 of the definitive proxy statement. The section titled “The Amendment to the Merger Agreement—Conditions to the Completion of the Merger,” beginning on page 51 of this proxy statement supplement, updates and replaces that section to reflect (a) the addition of certain conditions and (b) the removal or revision of certain conditions set forth in the merger agreement, each as provided in the amendment to the merger agreement.

The merger will be completed only if the conditions set forth in the amended merger agreement are satisfied or waived. These conditions include, among others:

•

the approval of the merger, and approval and adoption of the amended merger agreement and the other transactions contemplated thereby, by the company shareholder approval and the special shareholder approval;

•	the absence of any legal restraint or prohibition preventing the consummation of the merger and the other transactions contemplated by the amended merger agreement;

•	the representations and warranties of Zones and Merger Sub being true and correct, subject in many cases to materiality or material adverse effect qualifications; and

•	the performance in all material respects by Zones and Merger Sub of all of their respective obligations in the amended merger agreement.

At any time before the merger, to the extent legally allowed, Zones may waive compliance with any of the conditions contained in the amended merger agreement with respect to Zones’ obligation to consummate the merger, without the approval of its shareholders. As of the date of this proxy statement supplement, Zones does not expect that any condition will be waived.

Although Merger Sub’s obtaining its contemplated financing, or any alternative financing, is not a condition to the closing of the merger, the amendment to the merger agreement provides for specific performance of Merger Sub’s obligations to pursue financing for the merger in the event the currently specified financing becomes unavailable. Nevertheless, as a practical matter, if Merger Sub is unable to obtain financing, the merger may not close and Zones may have limited leverage to require Merger Sub to consummate the merger.

Termination of the Merger Agreement (page 52)

The definitive proxy statement describes the circumstances under which the merger agreement may be terminated by us or Merger Sub, in the section titled “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 73 of the definitive proxy statement. The section titled “The Amendment to the Merger Agreement—Termination of the Merger Agreement,” beginning on page 52 of this proxy statement supplement, updates and replaces that section to reflect (a) extension of the outside closing date (as defined in the section titled “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 52 of this proxy statement supplement) in the event that we receive a superior proposal, (b) a reduction in the period during which both parties may cure breaches of representations, warranties, covenants or agreements contained in the amended merger agreement from thirty to ten days, unless that ten-day period runs beyond the outside closing date, in which case the period will run only until the outside closing date, and (c) elimination of the termination fee payable by us to Merger Sub in the event that either the special committee supports a superior proposal or shareholder approval is not obtained, all pursuant to the amendment to the merger agreement.

Termination Fees (page 54)

The definitive proxy statement describes the termination fees payable by us or Merger Sub to the other party upon termination of the merger agreement under certain circumstances, in the section titled “The Merger Agreement—Termination Fees,” beginning on page 74 of the definitive proxy statement. The section titled “The Amendment to the Merger Agreement—Termination Fees,” beginning on page 54 of this proxy statement supplement, updates and replaces that section to reflect (a) elimination of the termination fee of $300,000 or $750,000, depending on the timing and circumstances of the termination, payable by us to Merger Sub upon termination of the amended merger agreement under certain circumstances, (b) elimination of expense reimbursements, up to $300,000, payable by us to Merger Sub upon termination of the amended merger agreement under certain circumstances, and (c) an increase in the termination fee payable by Merger Sub to us upon termination of the amended merger agreement under certain circumstances, from $750,000 to $5.0 million, all pursuant to the amendment to the merger agreement.

Market Price of our Common Stock and Dividend Information (page 58)

On November 21, 2008, the most recent practicable date before the printing of this proxy statement supplement, the high and low reported sales prices of our common stock were $6.42 and $6.06, respectively. For further discussion regarding historical market prices of our common stock in relation to the merger consideration pursuant to the amended merger agreement please see the section titled “Update to Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger,” beginning on page 17 of this proxy statement supplement. You are also urged to obtain a current market price quotation for our common stock.

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on our common stock in the foreseeable future. In addition, the merger agreement prohibits us from declaring or paying dividends on our common stock pending the consummation of the merger.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions regarding the amendment to the merger agreement and the transactions contemplated thereby. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement supplement, the definitive proxy statement, the appendices to this proxy statement supplement and the definitive proxy statement and the other documents we refer to in this proxy statement supplement and the definitive proxy statement, including the section of the definitive proxy statement entitled “Questions and Answers About the Merger and the Special Meeting.”

Q:	Why am I receiving this supplement to the definitive proxy statement?

A:	We are sending you this proxy statement supplement because, on November 17, 2008, we and Merger Sub amended the merger agreement. As a result of the amendment to the merger agreement, the consideration payable to holders of our common stock upon consummation of the merger was decreased from $8.65 to $7.00 per share in cash. In addition, the amendment to the merger agreement, among other things: (a) provides for an additional go-shop period with an end date of November 28, 2008 during which we are permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals; (b) eliminates the termination fee payable by us to Merger Sub in the event the amended merger agreement is terminated under certain circumstances; (c) increases the termination fee payable by Merger Sub to us from $750,000 to $5.0 million in the event the amended merger agreement is terminated under certain circumstances; and (d) provides for specific performance of Merger Sub’s obligations to pursue financing for the merger in the event the currently specified financing becomes unavailable.

We are also sending you this proxy statement supplement because immediately after convening the special meeting of Zones shareholders on November 19, 2008, as discussed in the definitive proxy statement, we adjourned the special meeting until December 19, 2008. This proxy statement supplement provides information with respect to the amended merger agreement and updates, where applicable, the definitive proxy statement.

Q:	Why is the merger consideration being reduced by $1.65?

A:	In November 2008, the special committee determined that, in light of external economic and credit conditions, and communications with Mr. Lalji and Merger Sub relating to those conditions, the merger was unlikely to be completed upon the terms set forth in the original merger agreement, and that the possible alternatives to sale were less favorable to our shareholders than the closing of a merger under the modified terms of the amended merger agreement. See the section titled “Update to Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger,” beginning on page 17 of this proxy statement supplement, for a more detailed description of the factors considered by the special committee and our board of directors in the course of reaching their determination to approve the amendment to the merger agreement, including the reduction in the merger consideration.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $7.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own (unless you choose to be a dissenting shareholder by exercising and perfecting your dissenter’s rights under Chapter 23B.13 of the Washington Business Corporation Act, to which we refer in this proxy statement supplement as the “WBCA,” with respect to the merger).

See the section titled “Special Factors—Material United States Federal Income Tax Consequences,” beginning on page 44 of the definitive proxy statement, for a more detailed description of the U.S. tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and foreign taxes, including the prospect that Merger Sub will deposit the merger consideration with the paying agent in two installments, the first in December 2008 and the second in January 2009.

Q:	After the merger is completed, how will I receive the cash for my shares?

A:	Promptly after the merger is completed, a paying agent appointed by Merger Sub will mail written instructions on how to exchange your Zones common stock certificates for the per share amount of $7.00 in cash, without interest and less any applicable withholding taxes. You will receive cash for your shares from the paying agent after you comply with these instructions. However, the amendment to the merger agreement revised the exchange procedures so that until the final approximately $16.0 million of merger consideration is deposited with the paying agent, the paying agent will be obligated to pay each non-continuing shareholder only such shareholder’s pro-rata portion of the aggregate merger consideration received by the paying agent.

If you hold your shares in book-entry form—that is, without a stock certificate—unless you do not vote in favor of the merger and you properly perfect your dissenters’ rights under Chapter 23B.13 of the WBCA, the paying agent will automatically send you the per share amount of $7.00 in cash, without interest and less any applicable withholding taxes, in exchange for the cancellation of your shares of Zones common stock after completion of the merger, provided that you comply with applicable tax certification requirements.

If your shares of Zones common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your “street name” shares and receive cash for those shares.

Q:	Where and when is the special meeting?

A:

As described in the definitive proxy statement, the special meeting of Zones shareholders was convened on November 19, 2008 at our corporate headquarters, 1102 15th Street SW, Suite 102, Auburn, Washington. However, immediately after convening the special meeting of Zones shareholders on November 19, 2008, we adjourned the special meeting until December 19, 2008. The adjourned special meeting will be held at our corporate headquarters, 1102 15th Street SW, Suite 102, Auburn, Washington, on December 19, 2008, at 10:00 a.m., Pacific Time.

Q:	What should I do if I already voted using the proxy card you sent me earlier?

A:

If you signed a proxy to vote in connection with the previously scheduled special meeting, that proxy will not be valid and that vote will NOT count as a vote at the adjourned special meeting to be held on December 19, 2008. Accordingly, if you wish to have your vote counted at the adjourned special meeting, we strongly encourage you to complete, sign, date and return the enclosed proxy card in the envelope provided without delay or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card, even if you plan to attend the special meeting. You may change your vote at any time before your proxy is voted at the adjourned special meeting on December 19, 2008, subject to the limitations described below. You may do this in a number of ways. First, you may send us a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of Zones at or before the taking of the vote at the adjourned special meeting on December 19, 2008, to 1102 15th Street S.W., Suite 102, Auburn, Washington 98001. You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of 11:59 p.m., New York time, on December 18, 2008. Third, you may attend the reconvened special meeting and vote in person. Simply attending the reconvened special meeting, without voting in person, will not revoke your proxy. If your shares are held in street name and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger, and to approve and adopt the amended merger agreement and the other transactions contemplated thereby;

•

to approve any motion to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	to transact any other business properly presented before the special meeting or any adjournment or postponement of the special meeting.

None of the proposals to be acted upon at the special meeting is conditioned upon the approval of any other proposal.

Q:	How does the Zones board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

•	FOR the proposal to approve the merger, and to approve and adopt the amended merger agreement and the other transactions contemplated thereby, and

•	FOR any adjournment proposal, if such an adjournment is necessary.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting has not changed. You can vote at the special meeting if you owned shares of Zones common stock at the close of business on October 6, 2008, the record date. As of the close of business on that day, approximately 13,227,853 shares of Zones common stock were outstanding.

Q:	What vote is required to approve the merger and approve and adopt the amended merger agreement and the other transactions contemplated thereby, and to approve the adjournment proposal if such adjournment is necessary?

A:	The approval of the merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby, require the affirmative vote of:

•	the holders of a majority of the outstanding shares of Zones common stock entitled to vote at the special meeting; and

•

the holders of a majority of the number of shares of Zones common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, the continuing shareholders).

Approval of the adjournment proposal, if such adjournment is necessary, requires the affirmative vote of a majority of the votes cast in person or by proxy on the matter of adjournment.

Q:	How do the Zones directors and executive officers intend to vote?

A:	As of October 6, 2008, the record date, the directors and executive officers of Zones held and were entitled to vote, in the aggregate, shares of our common stock representing approximately 52.0% of the outstanding shares. We believe our directors and executive officers intend to vote all of their shares of our common stock FOR the approval of the merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby, and FOR the adjournment proposal, if such adjournment is necessary. In addition, pursuant to the voting agreement, each of Mr. and Mrs. Lalji has delivered to us an irrevocable proxy appointing William C. Keiper (the chairman of the special committee) and John H. Bauer (a member of the special committee) as proxies to vote all of Mr. and Mrs. Lalji’s shares of our common stock in favor of the approval of the merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby.

Q:	When do you expect the merger to be completed?

A:	We expect the merger to close by December 31, 2008. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the amended merger agreement must be satisfied or waived. The amended merger agreement provides that the amended merger agreement may be terminated by either party if the merger has not been consummated on or before December 31, 2008, unless we receive a superior proposal, in which case the outside closing date will be extended until the earlier of February 28, 2009 and the termination of the superior proposal, or unless the failure of the merger to be consummated by such date is in whole or material part a result of the terminating party’s breach of a representation, warranty, covenant or agreement contained in the amended merger agreement.

Q:	What is the “additional go-shop” period?

A:	In addition to the go-shop period described in the definitive proxy statement, which expired on September 3, 2008, the amendment to the merger agreement provides that from the date of the amendment until 11:59 p.m. Seattle, Washington time on November 28, 2008, to which we refer in this proxy statement supplement as the “additional go-shop period end time,” we are permitted to:

•

enter into and maintain discussions or negotiations with respect to takeover proposals or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations; and

•

initiate, solicit and encourage any takeover proposals, including providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements approved by the independent members of our board of directors, provided that any such information must be provided to Merger Sub as promptly as reasonably practicable to the extent not previously made available to Merger Sub, that we do not disclose the terms of the commitment letter, Mr. Lalji’s guarantees, the credit facility term sheet, or the identities of any other potential financing sources to anyone unless such terms are otherwise publicly available, as further described in the section titled “Update to Special Factors—Financing of the Merger,” beginning on page 32 of this proxy statement supplement, or the identities of any other potential financing sources to anyone unless such terms are otherwise publicly available.

Q:	What happens if the merger is not completed?

A:	If the merger and amended merger agreement are not approved by our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares pursuant to the amended merger agreement. Instead, Zones will remain a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. As discussed in the section titled “The Amendment to the Merger Agreement—Termination Fee” beginning on page 54 of this proxy statement supplement, Zones is no longer required to pay Merger Sub a termination fee or reimburse Merger Sub for its out-of-pocket expenses in the event the merger is not completed.

Q:	What happens if I sell my shares of Zones common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the adjourned special meeting on December 19, 2008 and the date that the merger is expected to be completed. If you transfer your shares of Zones common stock after the record date but before the adjourned special meeting, you will retain your right to vote at the adjourned special meeting, but will transfer the right to receive the per share merger consideration of $7.00 in cash, without interest and less any applicable withholding taxes, to the person to whom you transfer your shares, so long as such person owns the shares of Zones common stock when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement supplement or the enclosed proxy card, you should contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger. They may be contacted toll-free at 800-322-2885 or 212-929-5500 (call collect).

UPDATE TO SPECIAL FACTORS

Background of the Merger

The section of the definitive proxy statement titled “Special Factors—Background of the Merger,” beginning on page 12 thereof, describes the background of the transaction up to and including October 8, 2008. The discussion below supplements that description up to and including the date of this proxy statement supplement.

On October 9, 2008, Mr. Lalji telephoned our legal counsel to discuss the preparation and anticipated filing date of the definitive proxy statement. After expressing concern about the turmoil in the financial markets and the apparent deepening recession, Mr. Lalji asked Zones’ outside legal counsel DLA Piper US LLP, to which we refer in this proxy statement supplement as “DLA Piper,” to delay filing the definitive proxy statement with the SEC until at least Monday, October 13, 2008.

On October 12, 2008, Mr. Lalji again telephoned representatives of DLA Piper and directed them to file the definitive proxy statement with the SEC. In addition, Mr. Lalji informed DLA Piper that he had consulted with his legal counsel regarding Merger Sub’s alternatives under the original merger agreement and confirmed that, notwithstanding these conversations, he and the other continuing shareholders planned to vote all shares of our common stock owned by them (constituting approximately 52.9% of the shares of our common stock outstanding as of the record date for the special meeting) in favor of the approval of the merger, and the approval and adoption of the original merger agreement and the other transactions contemplated thereby, in order to satisfy the company shareholder approval requirement.

On October 17, 2008, with the approval of Mr. Lalji, we filed the definitive proxy statement with the SEC.

On October 20, 2008, we mailed the definitive proxy statement to our shareholders.

On October 23, 2008, we released our financial results for the third quarter of 2008 reflecting a 21.3% increase in total net sales compared with the same quarter of 2007, but a 55.6% decrease in net income per diluted share compared with the same quarter of 2007. Our press release explained that the revenue increase was primarily attributable to two major customers’ third quarter projects. The press release further explained that excluding sales to these two major customers, our third quarter 2008 non-GAAP sales decreased 3.1% compared to the same period of the prior year.

Between October 24 and October 27, 2008, Messrs. Lalji and Keiper held several telephone conversations to discuss Mr. Lalji’s concern about the worsening economy and its potential effects on our results of operations and ability to service debt incurred in connection with the merger. Representatives of Mr. Lalji’s and Merger Sub’s legal counsel K&L Gates LLP, to which we refer in this proxy statement supplement as “K&L Gates,” also held telephone conversations with representatives of DLA Piper to discuss potential alternatives that might be available to address Mr. Lalji’s concerns.

On October 28, 2008, Mr. Lalji sent an email to representatives of DLA Piper indicating that he had not decided what he wanted to do regarding consummation of the merger and that he was considering a number of alternatives, including moving forward with the transaction under the existing terms of the original merger agreement, seeking a renegotiation of the purchase price, or causing Merger Sub to exercise any rights it may have to terminate the original merger agreement. DLA Piper forwarded this email to the special committee’s independent legal advisor Lane Powell PC, to which we refer in this proxy statement supplement as “Lane Powell.” Approximately 90 minutes later, Mr. Lalji sent another email to DLA Piper clarifying his earlier email, stating that he had not changed his intention to vote for the merger. DLA Piper also forwarded this email to Lane Powell.

On October 29, 2008, the special committee met to discuss Mr. Lalji’s discomfort, Mr. Lalji’s email communications and the potential effect these could have on the likelihood of the merger being completed. Following this discussion, the special committee concluded that it was unclear what Mr. Lalji’s state of mind was with respect to the transaction and that they wanted to defer any action until the special committee gained further clarity from Mr. Lalji. The special committee asked Lane Powell to contact K&L Gates to seek further clarity.

On October 30, 2008, representatives of Lane Powell and K&L Gates met to discuss the issues specified by the special committee. Later that afternoon, the special committee met to receive an update from Lane Powell on the conversation with K&L Gates, as well as a summary of our legal rights and risks, including potential claims against Mr. Lalji and Merger Sub. Following the discussion, the special committee wanted to defer any immediate action in order to avoid putting pressure on Mr. Lalji pending his return from China on November 1, 2008. The special committee also concluded that it was important to communicate clearly to Mr. Lalji that the special committee felt it had a binding agreement at a purchase price of $8.65 per share. Lane Powell communicated this information to K&L Gates following the special committee meeting. K&L Gates suggested a meeting with Mr. Lalji upon his return.

On October 31, 2008, representatives of Lane Powell indicated to K&L Gates that the special committee continued to believe the merger had been fully negotiated and that it expected Mr. Lalji to continue to support the merger. K&L Gates responded that Mr. Lalji would discuss the matter with his advisors upon his return from China and wanted to schedule a meeting on November 2, 2008.

On November 1, 2008, Mr. Lalji telephoned representatives of DLA Piper to inform them that he felt that, at the current $8.65 per share price in the original merger agreement, there was no “margin of safety” with respect to the surviving corporation’s ability to comply with anticipated debt covenants in 2009, and that he intended to ask the special committee to consider a price reduction rather than take the risk that the merger would fail and Zones would remain an independent public company.

On November 2, 2008, Mr. Lalji and representatives of K&L Gates met with representatives of Lane Powell and DLA Piper, with Mr. Keiper participating by telephone, to discuss the merger in light of the global financial crisis, the deepening economic recession, the risks to completion of the merger and the uncertainty of the surviving corporation’s ability to service debt incurred in connection with the merger. Mr. Lalji indicated that he could not support the merger and would likely not vote his shares in favor of the merger if the debt financing commitments for the merger consideration were likely to be withdrawn prior to completion of the merger or if Zones would be at risk of being in violation of debt covenants after completion of the merger. He suggested that a purchase price of $6.20 per share would lead to a more satisfactory debt level for post-merger Zones. He also advised that he believed completing the merger at a reduced purchase price would be the better alternative when compared to the possibility of Zones remaining an independent public company. Following discussion, Messrs. Keiper and Lalji discussed an approach that included preparation by our Chief Financial Officer, Mr. McFadden, of updated financial projections for us and a conversation regarding those updated projections with GE Capital to confirm that its previous terms of the debt financing for the merger consideration were still available. They also discussed the fact that during the financing discussion, there would be no change to our rights under the merger agreement and that any proposed changes would need to include additional deal-protection measures.

On November 3, 2008, Mr. McFadden worked to prepare revised financial projections for 2009 and an analysis of the likelihood of the surviving corporation violating certain financial covenants expected to be contained in the debt facility. Mr. McFadden sent the revised financial projections to the special committee’s independent financial advisor, Cascadia Capital, LLC, to which we refer in this proxy statement supplement as “Cascadia Capital.” Later that day, the special committee met to receive an update on the discussions with Mr. Lalji from the prior day and to obtain advice from Lane Powell and Cascadia Capital. Subsequently, the special committee asked representatives of Lane Powell to communicate to Mr. Lalji’s legal counsel that the special committee had concluded that it had no interest in discussing a possible purchase price reduction to $6.20 per share. No other proposal or purchase price was presented by the special committee. After receiving this information, Mr. Lalji asked his legal counsel to clarify that $6.20 per share was not the final offer and that he was willing, on behalf of Merger Sub, to negotiate a higher revised purchase price. Mr. Lalji based his view in part on the information provided by the sensitivity analysis applying the new financial projections to the covenants under the proposed debt facility.

On November 4, 2008, Mr. Keiper telephoned Mr. Lalji to inform him that the special committee desired revised financial projections beyond 2009. At the same time, representatives of Cascadia Capital informed Mr. McFadden of this request. Representatives from Cascadia Capital later met with Mr. McFadden to discuss the results of the sensitivity tests as to the range of debt the surviving corporation could incur while reasonably expecting to remain within expected loan covenants, and asked Mr. McFadden to provide a similar analysis under the assumption that the merger was re-priced at various per share prices, including $6.75, $7.00, $7.25 and $7.50. Later that day, Mr. McFadden contacted GE Capital and explained that Zones could no longer support the projections previously provided and Mr. McFadden provided GE Capital with the revised projections.

On November 5, 2008, Mr. McFadden received a response from GE Capital indicating that, after considering the revised projections, GE Capital continued to feel comfortable with the previously negotiated terms for the debt facility. Mr. McFadden immediately advised Mr. Keiper of GE Capital’s response and the special committee met shortly thereafter to consider the revised projections and the assumptions upon which the revised projections were based. The special committee had several questions regarding the level of detail and the nature of the assumptions underlying the revised projections and, accordingly, asked Mr. McFadden and Mr. Lalji to further refine the projections. Later that day, Cascadia Capital and Mr. McFadden discussed the underlying assumptions for the projections as well as the industry outlook for 2010 through 2012. Mr. McFadden then refined the projection model and forwarded it to Cascadia Capital. Representatives of Lane Powell, K&L Gates and DLA Piper also met to discuss timing of a transaction and public disclosure and discussed the status of the debt facility with Mr. McFadden.

On November 6, 2008, representatives of Lane Powell and K&L Gates held continued discussions over potential changes to various deal-protection provisions in the merger agreement. In addition, Messrs. Lalji and Keiper conducted extensive negotiations regarding appropriate deal-protection provisions and a revised purchase price. The special committee held a meeting that afternoon to receive an update regarding these negotiations and to receive counsel from Lane Powell and Cascadia Capital. Later that evening, Mr. Keiper advised Mr. Lalji that the special committee was prepared to accept a revised purchase price of $7.42 per share. Mr. Lalji countered that Merger Sub was unwilling to increase the revised purchase price beyond $6.90 per share.

On November 7, 2008, Mr. Lalji telephoned Mr. Keiper to advise him that the final offer was $7.00 per share and that Merger Sub would not proceed with a transaction at a higher per-share price. Later that day, representatives of Lane Powell, K&L Gates and DLA Piper met to continue discussions regarding proposed terms of an amendment to the merger agreement and related disclosure issues. Following those discussions, Mr. Lalji reviewed the proposed terms with K&L Gates. The special committee then met with representatives of Cascadia Capital and Lane Powell to consider those terms, including the proposed price and the other potential deal-protection changes to the merger agreement. Representatives of Lane Powell, on the special committee’s behalf, and K&L Gates, on Mr. Lalji’s behalf, then completed and initialed a memorandum of understanding outlining revisions to be made to the proposed merger agreement, including a revised purchase price of $7.00 per share. Those representatives also reviewed a press release announcing that Merger Sub and the special committee had reached a preliminary understanding to revise the purchase price and certain other terms of the transaction.

On November 9, 2008, Lane Powell transmitted to K&L Gates a draft amendment to the merger agreement, along with a draft amendment to Mr. Lalji’s limited guarantee and a draft voting and support agreement.

Prior to the opening of U.S. public stock markets on November 10, 2008, we issued a press release announcing that, in order to reduce the risks to and increase the certainty of closing the merger transaction, Merger Sub and the special committee had reached a preliminary understanding to amend the price and certain other terms of the merger, that would provide for each share of Zones common stock (other than those held by the continuing shareholders) to be converted into the right to receive $7.00 in cash upon closing, without interest and less any applicable withholding taxes. The press release also stated that the parties were proceeding with preparation of definitive amendment documents to reflect the revised price and terms, and expected those documents to be completed shortly.

Between November 10 and November 17, 2008, Lane Powell and K&L Gates continued discussions and negotiations regarding the terms of the amendment to the merger agreement and the other transaction documents.

Between November 10 and November 13, 2008, Mr. McFadden engaged in several discussions with representatives from GE Capital regarding the proposed debt facility, including discussions about GE Capital’s willingness to enter into definitive documents containing the previously negotiated terms for the debt facility in light of the revised financial projections and the timing and mechanics for utilizing the debt facility to fund a portion of the merger consideration. During these discussions GE Capital confirmed that it was comfortable with the previously negotiated terms for the debt facility after considering the revised projections. During this period representatives from K&L Gates, Lane Powell and DLA Piper engaged in several discussions regarding various funding alternatives and the timing and mechanics of utilizing the GE Capital debt facility to fund a portion of the merger consideration. During this period, Mr. Lalji also expressed his strong desire to complete the merger by December 31, 2008, since his offer of $7.00 per share was premised on the surviving corporation being able to convert to Subchapter S, of the Internal Revenue Code, corporation status by 2009.

On November 11, 2008, the special committee engaged Houlihan Lokey to render a written opinion as to whether the merger consideration to be received by the holders of our common stock (other than Merger Sub, the continuing shareholders and their respective affiliates) in the merger pursuant to the amended merger agreement was fair to them from a financial point of view.

On November 13, 2008, the special committee met to consider the information Mr. McFadden reported about his discussions with GE Capital and to discuss various funding alternatives and the timing and mechanics of utilizing the proposed debt facility to fund a portion of the merger consideration. The special committee also received counsel from Lane Powell, Cascadia Capital and Houlihan Lokey regarding those matters.

On November 17, 2008, the special committee met with its counsel to discuss the status of negotiations and the proposed amendments to the merger agreement and other transaction documents. At the meeting, representatives of Lane Powell reviewed the terms of the proposed amended merger agreement and the other transaction documents. Copies of the latest versions of the amended merger agreement and the other transaction documents were provided to members of the special committee in connection with this meeting. Representatives of Lane Powell discussed with the special committee the terms and conditions of the amendment to the merger agreement and advised the special committee regarding legal considerations relating to the proposed amended merger agreement, including a review of the fiduciary obligations of the members of the special committee.

At this meeting on November 17, 2008, a representative of Houlihan Lokey presented its financial analyses and other financial information with respect to the proposed merger consideration of $7.00 per share. Houlihan Lokey then rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion, dated November 17, 2008, to the special committee and our board of directors), to the effect that, as of November 17, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion, the merger consideration to be received by the holders of our common stock (other than Merger Sub, the continuing shareholders and their respective affiliates) in the merger pursuant to the amended merger agreement was fair to them from a financial point of view. Houlihan Lokey was then excused from the meeting. Following further discussion, the special committee unanimously determined that the terms of the proposed merger, and the amended merger agreement and the other transactions contemplated thereby, were advisable and fair to, and in the best interests of, our unaffiliated shareholders, and recommended that our board of directors approve the terms of the proposed merger and the amended merger agreement and the other transactions contemplated thereby.

On November 17, 2008, our board of directors met to consider approval of the terms of the proposed merger and the amended merger agreement and the other transactions contemplated thereby. At this meeting, the special committee reported the results of its earlier meeting, including a summary of the substance of Houlihan Lokey’s presentation and opinion, after which representatives of DLA Piper advised our board regarding legal considerations relating to approval of the transaction. Following this discussion, our board of directors unanimously determined (without the participation of Mr. Lalji in deliberations or voting) that the terms of the proposed merger, and the amended merger agreement and the other transactions contemplated thereby, were advisable and fair to, and in the best interests of, the unaffiliated shareholders. Our board of directors then unanimously approved (without the participation of Mr. Lalji in deliberations or voting) the terms of the proposed merger, and the amended merger agreement and the other transactions contemplated thereby, recommended that our shareholders vote in favor of the approval of the proposed merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby, and directed that the amendment to the merger agreement and the other transaction documents be finalized and executed.

Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger

The special committee, at a meeting on November 17, 2008, considered whether to approve the amendment to the merger agreement and to recommend that our board of directors approve the modified terms of the merger and the amended merger agreement. At this meeting, the special committee unanimously:

•	approved the amendment to the merger agreement and the other transactions contemplated by the amended merger agreement;

•	determined that the amended merger agreement is fair to and in the best interests of the unaffiliated shareholders; and

•	recommended that our board of directors approve the modified terms of the merger, and approve and adopt the amended merger agreement and the other transactions contemplated thereby.

The external and internal business considerations related to the merger, as well as the factors considered by the special committee and our board of directors in making its original determination to approve the merger, the merger agreement and the other transactions contemplated by the original merger agreement, are set forth in the definitive proxy statement in the section titled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger,” beginning on page 23 of the definitive proxy statement. These considerations and factors include:

•	the substantive factors and potential benefits of the merger;

•	the procedural safeguards and other factors that the special committee and board of directors believe were present to ensure the fairness of the merger;

•	the risks and other potentially negative factors concerning the merger and the original merger agreement; and

•	the risks and uncertainties affecting our ability to achieve greater shareholder value for shareholders in the future.

Special Committee. In the course of reaching its determination to approve the amendment to the merger agreement and to recommend that our board of directors approve the modified terms of the merger and the amended merger agreement, the special committee considered a variety of factors, a number of which are summarized below:

•	its prior deliberations, decisions and actions relating to the merger and the original merger agreement and its reasons for those decisions and actions, as detailed in the definitive proxy statement;

•

the fact that, in light of external economic and credit conditions, and communications with Mr. Lalji and Merger Sub relating to those conditions, the merger was unlikely to be completed upon the terms set forth in the original merger agreement (further detail as to the basis for the special committee’s reliance on this factor is set forth in the next paragraph);

•

the fact that the outcome of any litigation between the parties relating to the failure to complete the merger on the terms set forth in the original merger agreement was uncertain and that any such litigation was likely to be protracted and expensive, would distract our management from operating our business and would put us in an adversarial position with our Chairman of the Board and Chief Executive Officer pending the outcome;

•

the possible alternatives to sale, including continuing to operate as a small public company, conducting a stock repurchase or undertaking a recapitalization, were less favorable to our shareholders than the closing of a merger under the modified terms of the amended merger agreement;

•

the fact that since July 31, 2008 (the date of the original announcement of the merger), neither we nor our financial advisor have received any requests for information or any indication of interest from any third party relating to a potential acquisition of our company;

•

the risk that, in light of the global financial crisis and the deepening economic recession, it could become more difficult to find a strategic or financial acquiror or for any potential acquiror to finance an acquisition of Zones in the future;

•	the possibility that it could take a considerable period of time before the trading price of our shares might again reach and remain at a level of at least $7.00 per share;

•

the facts that the average stock trading prices of public companies in the direct marketing reseller, or “DMR,” sector, including GTSI Corp., Insight Enterprise Inc., PC Connection Inc., PC Mall Inc., Pomeroy IT Solutions Inc. and Systemax Inc., has fallen more than 45.0% from July 30, 2008 (the date we executed the original merger agreement) through November 14, 2008 (the last trading day before we signed the amendment to the merger agreement) and that the Nasdaq Composite Index and S&P 500 Index have fallen approximately 35.0% and 32.0%, respectively, during the same period, while the reduction in the per share merger consideration from $8.65 under the original merger agreement to $7.00 under the modified terms of the amended merger agreement amounts to a reduction of less than 20.0% of the consideration to be received by the unaffiliated shareholders;

•

the special committee’s belief that, although the per share merger consideration is generally lower than our historical market prices, the facts discussed in the previous paragraph demonstrate that our actual historical market prices are not a good indicator of what the current market prices of our shares would be if we had not had a publicly announced pending merger transaction since July 30, 2008; and

•

the financial analysis reviewed by Houlihan Lokey with the special committee, and Houlihan Lokey’s oral opinion to the special committee (which was confirmed in writing by delivery of its written opinion, dated November 17, 2008, to the special committee and our board of directors), with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock (other than Merger Sub, the continuing shareholders and their respective affiliates) pursuant to the amended merger agreement, as of November 17, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See the section titled “—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.,” beginning on page 21 of this proxy statement supplement.

The special committee’s assessment that the merger was unlikely to be completed upon the terms set forth in the original merger agreement was based on a number of factors, including:

•

Mr. Lalji’s statements to the special committee that he was concerned with the worsening economic recession, including the deteriorating outlook for all IT manufacturers and vendors, and the potential effects of the recession on our results of operations and the surviving company’s ability to service debt incurred in connection with the merger;

•	Mr. Lalji’s belief that the July 2008 Projections (as defined on page 51 of the definitive proxy statement), which were previously provided to GE Capital in connection with efforts to obtain debt financing for the merger, no longer reflected management’s current assumptions and estimates, and his belief that Merger Sub needed to provide to GE Capital revised projections along with Merger Sub’s analysis of the likely effect the revised projections would have on the surviving company’s ability to service the contemplated levels of debt and remain within previously negotiated financial covenants;

•

the risk that disclosure to GE Capital of the revised projections and Merger Sub’s analysis of the likely effect the revised projections would have on the surviving company’s ability to service the levels of debt contemplated at the original per-share price could cause Merger Sub to lose its proposed credit facility from GE Capital, which was expected to fund approximately $40.0 million of the merger consideration;

•

Merger Sub’s statements to the special committee that it was uncertain whether its representation in the merger agreement that, immediately after giving effect to the transactions contemplated by the merger agreement, the surviving company would be solvent, would be true and correct at closing if the level of debt financing to fund a portion of the merger consideration was not reduced;

•

the fact that Mr. Lalji’s financing commitment letter only required him to provide, or cause to be provided, equity and/or debt financing to Merger Sub in an aggregate amount of up to $25.0 million to fund a portion of the merger consideration, and the company had no means by which to require Mr. Lalji to increase his financing commitment to compensate for any reduction in debt financing available from GE Capital;

•

Mr. Lalji’s email to representatives of DLA Piper indicating that he had not decided what he wanted to do regarding consummation of the merger and that he was considering a number of alternatives, including moving forward with the merger upon the terms set forth in the original merger agreement, seeking a renegotiation of the purchase price, not voting his shares of our outstanding common stock in favor of the merger, or exercising any rights he may have to terminate the merger agreement;

•

the fact that, although Mr. Lalji had informed us that he and the other continuing shareholders planned to vote all shares of our common stock owned by them (constituting a majority of the outstanding shares of our common stock as of the record date for the special meeting) in favor of approval of the merger, neither the original merger agreement nor the other transaction documents contained a requirement that he and the other continuing shareholders vote shares of our common stock owned by them in favor of the merger;

•

the fact that, if Mr. Lalji and the other continuing shareholders did not vote shares of our common stock owned by them in favor of approval of the merger, the company shareholder approval requirement would not be satisfied, which is a condition to each party’s obligation to effect the merger and a requirement for completion of the merger under Washington law; and

•

the fact that the original merger agreement explicitly prohibited a remedy of specific performance of the agreement by Merger Sub, and that if Merger Sub failed to consummate the merger for any reason, including due to Merger Sub’s failure to obtain adequate financing or the failure to satisfy the company shareholder approval requirement, our ability to collect damages for non-performance of the merger agreement could be limited to $1.5 million or, in some cases, $750,000.

The special committee also relied upon certain other terms contained in the amendment to the merger agreement and the other transaction documents as support for its decision to approve the amendment to the merger agreement and to recommend that our board of directors approve the modified terms of the merger and the amended merger agreement, including:

•

the fact that, in connection with the amendment to the merger agreement, Mr. Lalji and his wife were willing to execute the voting agreement, which obligates them to vote the shares of our common stock that they own in favor of the modified terms of the merger, approval and adoption of the amended merger agreement and the other transactions contemplated thereby, as well as in favor of superior proposals under certain circumstances;

•

the fact that Mr. Lalji had reaffirmed his commitment with respect to up to $25.0 million of equity and/or debt financing to Merger Sub and was willing to personally guarantee an additional $16.0 million of the debt financing to fund a portion of the merger consideration;

•

the fact that, if Merger Sub were to fail to complete the merger upon the terms set forth in the amended merger agreement under certain circumstances Merger Sub would be obligated to pay us a $5.0 million reverse termination fee, and that Mr. Lalji was willing to personally guarantee this reverse termination fee;

•	our ability under the terms of the amended merger agreement to actively solicit proposals from third parties during a new go-shop period with an end date of November 28, 2008; and

•

our ability under the terms of the amended merger agreement to seek a remedy of specific performance against Merger Sub if it does not use its reasonable best efforts to obtain the debt and equity financing on the terms and conditions described in the commitment letter, or on other terms that would not adversely impact the ability of Merger Sub to timely consummate the transactions contemplated by the amended merger agreement.

In addition to the risks and other potentially negative factors concerning the proposed merger and the original merger agreement described in the definitive proxy statement, the special committee considered the following risks and other potentially negative factors concerning the modified terms of the merger and the amended merger agreement:

•

the possibility that Mr. Lalji and Merger Sub will be unable to obtain financing for the merger and related transactions on the terms and conditions described in the commitment letter, or on other terms that would not adversely impact the ability of Merger Sub to timely consummate the transactions contemplated by the amended merger agreement, leaving us with limited contractual remedies; and

•

the risk to the non-continuing shareholders that, following consummation of the merger and cancellation of the shares of our common stock held by the non-continuing shareholders, approximately $16.0 million of the merger consideration will not be funded as planned, requiring us to resort to enforcement remedies under our guarantee from Mr. Lalji.

In the course of reaching its conclusion regarding the fairness of the modified terms of the merger to the unaffiliated shareholders, and its decision to approve the modified terms of the merger and to recommend that our board of directors and shareholders approve the merger as modified by the amended merger agreement, the special committee considered analyses presented by Cascadia Capital and Houlihan Lokey. Houlihan Lokey’s analyses are summarized below under the section titled “—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc,” beginning on page 21 of this proxy statement supplement. The special committee considered the analysis and the opinion of Houlihan Lokey, among other factors, in reaching its determination as to the fairness of the transactions contemplated by the amended merger agreement. In the course of reaching its decision, the special committee did not consider the liquidation value of our assets because it considers Zones to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee believes that the value of our assets that might be realized in a liquidation would be significantly less than its going concern value. While the special committee did not calculate a specific going concern value, the special committee instead chose to consider other factors, such as the analyses and methodologies used by Cascadia Capital and Houlihan Lokey as a whole, which it viewed as reasonable indicators of our going concern value. Further, the special committee did not consider our net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of Zones as a going concern but rather is indicative of historical costs and performance. Our net book value per share as of September 30, 2008 was $5.27, which is substantially below the modified merger consideration of $7.00 per share in cash. In addition, the special committee did not consider the prices paid by Zones for past purchases of our common stock because those purchases were made at then current market prices and no such purchases have been made since February 29, 2008.

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the revised terms of the merger, the amended merger agreement and the other transactions contemplated thereby. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously approved the revised terms of the merger, approved and adopted the amended merger agreement and the other transactions contemplated thereby, and recommended the approval of the revised terms of the merger, the amended merger agreement and the other transactions contemplated thereby based upon the totality of the information presented to and considered by it.

Our Board of Directors. At a special meeting on November 17, 2008, our board of directors considered whether to approve the amendment to the merger agreement and to recommend that our shareholders vote to approve the merger under the terms of the amended merger agreement. Based on the unanimous recommendation of the special committee, our board of directors unanimously (without the participation of Mr. Lalji in deliberations or voting):

•

determined that the modified terms of the merger, the amended merger agreement and the other transactions contemplated thereby are fair to, advisable to and in the best interests of the unaffiliated shareholders;

•	approved the modified terms of the merger and approved and adopted the amended merger agreement and the other transactions contemplated thereby; and

•	recommended that our shareholders approve the modified terms of the merger, the amended merger agreement and the other transactions contemplated thereby.

In determining that the revised terms of the merger, the amended merger agreement and the other transactions contemplated thereby are substantively and procedurally fair to, advisable to and in the best interests of our unaffiliated shareholders and in recommending that our shareholders approve the revised terms of the merger, and approve and adopt the amended merger agreement and the other transactions contemplated thereby, our board of directors independently considered each of the factors considered by the special committee, as described above, including, but not limited to, the financial presentation of Houlihan Lokey that was prepared for the special committee and delivered to the board of directors at the request of the special committee, the fact that the special committee had received an opinion delivered by Houlihan Lokey as to the fairness, from a financial point of view, to the unaffiliated shareholders of the merger consideration to be received by such holders in the merger pursuant to the amended merger agreement and the unanimous recommendation of the special committee.

In doing so, our board of directors expressly adopted the analysis of the special committee, which is discussed above.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the revised terms of the merger, the amended merger agreement and the other transactions contemplated thereby. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved the revised terms of the merger, approved and adopted the amended merger agreement and the other transactions contemplated thereby, and recommended the approval of the revised terms of the merger, the amended merger agreement and the other transactions contemplated thereby based upon the totality of the information presented to and considered by it.

Mr. Lalji, our Chairman of the Board and Chief Executive Officer, who is the sole shareholder of Merger Sub and would be a continuing shareholder after the merger, abstained from the deliberations and voting with respect to the foregoing determination and approval due to his involvement in the transaction.

Our board of directors recommends that you vote “FOR” the approval of the proposed merger under the terms of the amended merger agreement, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby, and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

On November 17, 2008, Houlihan Lokey rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion, dated November 17, 2008, to the special committee and our board of directors), to the effect that, as of November 17, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the merger consideration to be received by the holders of our common stock (other than Merger Sub, the continuing shareholders and their respective affiliates) in the merger pursuant to the amended merger agreement was fair to them from a financial point of view.

Houlihan Lokey’s opinion was directed to our special committee and board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock (other than Merger Sub, the continuing shareholders and their respective affiliates) in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement supplement is qualified in its entirety by reference to the full text of its written opinion, which is included, with Houlihan Lokey’s consent, as Annex B to this proxy statement supplement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our shareholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement supplement are intended to be, and do not constitute, advice or a recommendation to our special committee, board of directors or any shareholder as to how to act or vote with respect to the merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed the merger agreement dated July 30, 2008 and the amendment to the merger agreement dated November 17, 2008;

2.	reviewed certain publicly available business and financial information relating to us that Houlihan Lokey deemed to be relevant;

3.	reviewed certain information relating to our historical, current and future operations, financial condition and prospects made available by us, including financial projections prepared by our management for the fiscal years ending 2008 through 2012;

4.	spoke with certain members of our management and certain of our representatives and advisers regarding our business, operations, financial condition and prospects, the merger and related matters;

5.	compared our financial and operating performance with that of other public companies that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for our publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

8.	reviewed a certificate from our senior management which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to Houlihan Lokey by us or on our behalf; and

9.	conducted other financial studies, analyses and inquiries and considered other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to that data, material and other information. In addition, our management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management as to our future financial results and condition, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no material change in our business, assets, liabilities, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to Houlihan Lokey, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In connection with its opinion, Houlihan Lokey did not consider any aspect or implication of any transaction to which we may be a party, other than as specifically described in its opinion with respect to the merger.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the amended merger agreement and all other related documents and instruments that are referred to in the amended merger agreement are true and correct, (b) each party to the amended merger agreement and all other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by that party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications thereto (other than the amendment to the merger agreement). Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on us or the merger consideration. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any material respect from the drafts of those documents.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of our assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise), nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, our liquidation value. Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which we are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which we are or may be a party or are or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, our assets, businesses or operations, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise our special committee, our board of directors or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date thereof.

Houlihan Lokey’s opinion was furnished for the use and benefit of our special committee and our board of directors in connection with their consideration of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to our special committee, our board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger.

Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to, or otherwise address, among other things: (i) our underlying business decision or the underlying business decision of our special committee, our board of directors, our security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise (other than the merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of our securities, our creditors or other of our constituencies, or to any other party, except as set forth in its opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for us or any other party or the effect of any other transaction in which we or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of our security holders vis-à-vis any other class or group of our security holders (including without limitation the allocation of any merger consideration amongst or within such classes or groups of security holders), (vi) whether or not we, our security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of us or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise, or (ix) the fairness of the merger to Merger Sub, the continuing shareholders or their respective affiliates. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with our consent, on the assessment by us, by our special committee, and by our and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to us and the merger.

In preparing its opinion to our special committee and board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and on our industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or our industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to us or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in Houlihan Lokey’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to our special committee and board of directors in connection with its consideration of the proposed merger and was only one of many factors considered by our special committee and board of directors in evaluating the proposed merger and the amendment to the merger agreement. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of our special committee, board of directors or management with respect to the merger or the merger consideration. The type and amount of merger consideration payable in the merger were determined through negotiation between our special committee and Firoz Lalji, and the decision to enter into the amendment to the merger agreement was solely that of our special committee and board of directors.

The following is a summary of the material analyses reviewed by Houlihan Lokey with our special committee and board of directors in connection with Houlihan Lokey’s opinion rendered on November 17, 2008. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

•

Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA.

•	Earnings before interest and taxes, or EBIT.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected computer hardware direct marketing companies listed below as of November 14, 2008, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates of forecasted EBITDA and EBIT for us were based on estimates provided by our management. Estimates of forecasted EBITDA for the selected computer hardware direct marketing companies listed below were based on certain publicly available consensus research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value based on certain financial data for our company and the following selected computer hardware direct marketing companies:

•	GTSI Corp.

•	Insight Enterprise Inc.

•	PC Connection Inc.

•	PC Mall Inc.

•	Pomeroy IT Solutions Inc.

•	Systemax Inc.

Houlihan Lokey selected companies within the computer hardware industry. The selected companies are direct marketing resellers with a focus on computer hardware sales to businesses and enterprise accounts. Consideration was also given to the size and profitability of the selected companies.

The calculated multiples included:

•	Enterprise value as a multiple of the most recently completed fiscal year, or FYE, EBITDA;

•	Enterprise value as a multiple of the latest 12 months ended on or prior to October 5, 2008 or LTM, EBITDA;

•	Enterprise value as a multiple of the next fiscal year, or NFY, EBITDA; and

•	Enterprise value as a multiple of the fiscal year following the next fiscal year, or NFY+1, EBITDA.

Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data for us:

Selected Multiple Range
Multiple Description	Low	High
Enterprise Value as a multiple of:
LTM EBITDA	3.5x	4.5x
NFY EBITDA	3.0x	4.0x

The selected companies analysis indicated the following implied per share reference range for our company, as compared to the proposed per share merger consideration:

Applied Multiple	Implied Per Share Equity Reference Range for Our Company	Per Share Merger Consideration
Enterprise Value as a multiple of:
LTM EBITDA	$4.26 – $5.57	$7.00
NFY EBITDA	$2.85 – $3.91

In performing a selected companies analysis, it is standard to capitalize both historical and projected figures to determine the value of the underlying company. Houlihan Lokey’s analysis was limited to EBITDA multiples because they are believed to provide a strong indication of a company’s performance and value within the industry.

Selected Transactions Analysis. Houlihan Lokey calculated multiples of enterprise value and per share equity value based on the estimated purchase prices paid in selected publicly-announced transactions as of the date of announcement, with greater weight given to the following key transactions:

Acquiror	Target
Hewlett-Packard Co.	Electronic Data Systems Corporation
Insight Enterprises, Inc.	Calence, LLC
PC Mall, Inc.	SARCOM, Inc.
Court Square Capital Partners	CompuCom Systems, Inc.
Avnet, Inc.	Access Solutions (GE)

The calculated multiples included:

•	Enterprise value as a multiple of LTM revenue and

•	Enterprise value as a multiple of LTM EBITDA.

Houlihan Lokey applied the following selected multiple range derived from the selected transactions to corresponding financial data for our company:

Multiple Description	Selected Multiple Range
	Low	High
Enterprise Value as a multiple of:
LTM EBITDA	4.5x	5.5x

The selected transactions analysis indicated the following implied per share reference range for our company, as compared to the proposed per share merger consideration:

Implied Per Share Equity Reference Range for Our Company	Per Share Merger Consideration
$5.57 – $6.89	$7.00

Discounted Cash Flow Analysis. Houlihan Lokey also calculated the net present value of our company’s unlevered, after-tax cash flows based on estimates provided by our management. In performing this analysis, Houlihan Lokey used discount rates ranging from 16.0% to 18.0% taking into account our company’s estimated weighted average cost of capital and terminal value multiples ranging from 3.5x to 4.5x taking into account the selected companies analyses. In determining the discount rate, it is generally accepted to show a range in order to determine the sensitivity of value to the discount rate. Based on the calculated discount rate, Houlihan Lokey selected a range of 16.0% to 18.0%. In determining the exit multiple range in the discounted cash flow analysis, Houlihan Lokey considered observed EBITDA multiples in the selected companies analysis and selected transactions analysis. Given that the exit period is based on 2012 EBITDA and that it is difficult to predict market conditions in the future, Houlihan Lokey selected a multiple within the range of the selected companies analysis and the selected transactions analysis. The discounted cash flow analysis indicated the following implied per share reference range for our company, as compared to the proposed per share merger consideration:

Implied Per Share Equity Reference Range for Our Company	Per Share Merger Consideration
$4.35 – $5.54	$7.00

Other Matters

As described in the section titled “Special Factors—Other Matters,” beginning on page 36 of the definitive proxy statement, Houlihan Lokey was engaged by the special committee to provide an opinion to the special committee and our board of directors regarding the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock (other than Merger Sub, the continuing shareholders and their respective affiliates) pursuant to the original merger agreement. Pursuant to the original engagement, we paid Houlihan Lokey a fee of $300,000. In connection with the amendment to the merger agreement, Houlihan Lokey was re-engaged to provide an opinion to the special committee and our board of directors regarding the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock (other than Merger Sub, the continuing shareholders and their respective affiliates) under the amended merger agreement. Pursuant to the re-engagement, we paid Houlihan Lokey a fee of $150,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey’s re-engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein. No portion of Houlihan Lokey’s re-engagement fee is contingent upon the successful completion of the merger. We have also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s re-engagement.

As of the date it rendered its new opinion, and as of the date of this proxy statement supplement, Houlihan Lokey did not have any financial interest in Zones. In the ordinary course of business, certain affiliates of Houlihan Lokey, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, us or any other party that may be involved in the merger and our and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates may, in the future, provide investment banking, financial advisory and other financial services to us and other participants in the merger and certain of our and their respective affiliates, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including without limitation formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, us and other participants in the merger or one or more of our or their respective affiliates, for which advice and services Houlihan Lokey and such affiliates may receive compensation.

Position of Merger Sub and the Continuing Shareholders as to the Fairness of the Merger

Under the rules governing “going-private” transactions, Merger Sub and the continuing shareholders are required to express their beliefs as to the substance and procedural fairness of the merger to our unaffiliated shareholders. Merger Sub and the continuing shareholders have made the statements in this section solely for the purpose of complying with these rules. The view of Merger Sub and the continuing shareholders as to the fairness of the merger should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the merger and to approve and adopt the amended merger agreement and the other transactions contemplated thereby. Merger Sub and the continuing shareholders have interests in the proposed merger that are different from, and in addition to, those of the other shareholders of Zones. These interests are described in the section titled “Special Factors—Interests of Certain Persons in the Merger,“ beginning on page 46 of the definitive proxy statement, as revised by this proxy statement supplement.

The unaffiliated shareholders were represented by the special committee, which negotiated the terms and conditions of the amendment to the merger agreement on their behalf, with the assistance of the special committee’s independent financial and legal advisors. By contrast, Merger Sub and the continuing shareholders did not engage a financial advisor to undertake a formal evaluation of the fairness of the transactions contemplated by the amended merger agreement. Merger Sub and the continuing shareholders do, however, continue to believe that the proposed merger and the amended merger agreement, including the reduced merger consideration, are substantively and procedurally fair to the unaffiliated shareholders based on the following factors:

•

the $7.00 per share merger consideration and the other terms and conditions of the amended merger agreement resulted from extensive negotiations between the special committee, on the one hand, and the continuing shareholders and Merger Sub, on the other hand, and their respective advisors;

•	the facts that the average stock trading prices of public companies in the direct marketing reseller, or “DMR,” sector, including GTSI Corp., Insight Enterprise Inc., PC Connection Inc., PC Mall Inc.,

Pomeroy IT Solutions Inc. and Systemax Inc., has fallen more than 45.0% from July 30, 2008 (the date we executed the original merger agreement) through November 14, 2008 (the last trading day before we signed the amendment to the merger agreement) and that the Nasdaq Composite Index and S&P 500 Index have fallen approximately 35.0% and 32.0%, respectively, during the same period, while the reduction in the per share merger consideration from $8.65 under the original merger agreement to $7.00 under the modified terms of the amended merger agreement amounts to a reduction of less than 20.0% of the consideration to be received by the unaffiliated shareholders;

•

Merger Sub and the continuing shareholder’s belief that, although the per share merger consideration is generally lower than our historical market prices, the facts discussed in the previous paragraph demonstrate that our actual historical market prices are not a good indicator of what the current market prices of our shares would be if we had not had a publicly announced pending merger transaction since July 30, 2008;

•	the merger will provide consideration to the non-continuing shareholders entirely in cash, which provides certainty of value and liquidity;

•

the merger will provide immediate and certain liquidity to the non-continuing shareholders, while the continuing shareholders will assume all of the risks and uncertainties of future operations and potential illiquidity;

•

the amended merger agreement requires the approval not only by the holders of a majority of the outstanding shares of Zones common stock but also by the holders of a majority of the shares of Zones common stock present in person or by proxy and voting at the special meeting that are held by persons other than the continuing shareholders;

•	the special committee consists solely of directors who are not officers or controlling shareholders of Zones, and are not affiliated with the continuing shareholders;

•

the special committee unanimously determined that the amended merger agreement and the transactions contemplated thereby are fair to the unaffiliated shareholders and in the best interests of such shareholders;

•

our board of directors (without the participation of Mr. Lalji in deliberations or voting) unanimously determined that the amended merger agreement and the transactions contemplated thereby are fair to the unaffiliated shareholders and in the best interests of such shareholders;

•

the special committee retained and received advice from Cascadia Capital and Houlihan Lokey, as financial advisors, and Lane Powell PC, as legal advisor, each of which has extensive experience in transactions similar to the proposed merger;

•

the amended merger agreement provides for an additional go-shop process, during which we are permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations with respect to competing takeover proposals, as described in the section titled “The Amendment to the Merger Agreement—Restrictions on Solicitation of Other Offers,” beginning on page 47 of this proxy statement supplement;

•

the amended merger agreement allows our board of directors to withdraw or change its recommendation of the merger and the amended merger agreement and to terminate the amended merger agreement in certain circumstances relating to the presence of a superior proposal without the payment by us to Merger Sub of a termination fee;

•

in connection with the amendment to the merger agreement, Firoz H. Lalji and Najma Lalji have entered into the voting agreement, whereby each of Mr. and Mrs. Lalji has delivered to us an irrevocable proxy appointing William C. Keiper (the chairman of the special committee) and John H. Bauer (a member of the special committee) as proxies to vote all of Mr. and Mrs. Lalji’s shares of our common stock in favor of the approval of the merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby, and whereby each of Mr. and

Mrs. Lalji has agreed to vote, upon our election to terminate the merger, pursuant to the terms of the amended merger agreement, in connection with a superior proposal, in favor of the superior proposal and approval of the transactions contemplated thereby;

•

the amended merger agreement provides for a termination fee of $5.0 million payable from Merger Sub to us in the event the amended merger agreement is terminated under certain circumstances, which termination fee is personally guaranteed by Mr. Lalji; and

•

the availability of dissenters’ rights under Chapter 23B.13 of the WBCA to holders of shares of Zones common stock who exercise such rights of dissent from the merger and comply with all of the required procedures under Chapter 23B.13 of the WBCA, entitling shareholders who dispute the fairness of the merger consideration to seek appraisal and payment of the fair value of their shares, which may be more than, less than, or the same as the amount such shareholders would have received under the amended merger agreement.

The continuing shareholders did not consider the liquidation value of Zones because they considered Zones to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Although the continuing shareholders did not calculate a specific going concern value per share of Zones common stock, the continuing shareholders instead chose to consider their knowledge of Zones’ business and prospects, based on which they believe that the revised merger consideration is fair in relation to Zones’ going concern value per share. Further, the continuing shareholders did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of Zones as a going concern but rather is indicative of historical costs. Zones’ net book value per share as of September 30, 2008 was approximately $5.27, or approximately 24.7% lower than the $7.00 per share merger consideration.

In arriving at their determination that the proposed merger and the amended merger agreement are substantively and procedurally fair to the unaffiliated shareholders, the continuing shareholders were aware that, among other measures, preliminary analyses performed from April 5, 2007 through February 28, 2008 by Cascadia Capital indicated several per share current ranges higher than the $7.00 merger consideration (the highest of which was $12.09 to $13.60). The continuing shareholders did not consider these preliminary analyses to reflect stock values that were actually attainable by Zones shareholders in any transaction or series of transactions, in part because such preliminary analyses were based on assumptions regarding stock market multiples, credit market conditions and general economic conditions that no longer held true by the time a transaction could have been executed.

While Mr. Lalji is a current director and officer of Zones, because of his interest in the proposed merger he did not participate in our board of directors’ or the special committee’s evaluation or approval of the proposed merger, or its approval and adoption of the amended merger agreement and the other transactions contemplated thereby. For these reasons, the continuing shareholders do not believe that their interests in the proposed merger influenced the decision of the special committee or our board of directors with respect to the merger or the amended merger agreement and the transactions contemplated thereby.

The foregoing discussion of the information and factors considered and given weight by the continuing shareholders in connection with the fairness of the proposed merger and the amended merger agreement is not intended to be exhaustive but is believed to include all material factors considered by the continuing shareholders. The continuing shareholders did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the proposed merger and the amended merger agreement. The continuing shareholders believe that the foregoing factors provide a reasonable basis for their belief that the proposed merger is fair to the unaffiliated shareholders.

Effects of the Merger

The definitive proxy statement describes the effects of the merger, in the section titled “Special Factors—Effects of the Merger,” beginning on page 39 of the definitive proxy statement. As a result of the reduction in the merger consideration, as provided in the amendment to the merger agreement, upon the consummation of the proposed merger, each share of Zones common stock, including restricted stock, issued and outstanding immediately prior to the effective time of the merger (other than shares held by, or in custodial accounts for, the continuing shareholders immediately prior to the effective time of the merger or held by shareholders who are entitled to and who properly exercise dissenters’ rights under Chapter 23B.13 of the WBCA) will be converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes, rather than $8.65. In addition, as a result of such reduction in the merger consideration, the merger consideration will no longer represent a premium over the closing stock prices on the last trading day before Mr. Lalji made his proposal to take us private or the last trading day before we announced we would postpone our second-quarter earnings release, as discussed on page 40 of the definitive proxy statement. Finally, the following updates and replaces the table and disclosure regarding the interest of the continuing shareholders in our net book value and earnings prior to and immediately following the merger.

If the proposed merger is completed, Zones shareholders who are non-continuing shareholders will have no interests in Zones’ net book value or net earnings after the merger. The table below sets forth the direct and indirect interests in Zones’ book value and net earnings for each of the continuing shareholders prior to and immediately following the merger, based on Zones’ net book value as of September 30, 2008, and net income of Zones for the fiscal year ended December 31, 2007. Following the merger, the entire interest in Zones’ net book value and net income will be held by, or in custodial accounts for, the continuing shareholders.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%
Firoz H. and Najma Lalji(3)	$35,195	50.5%	$6,635	50.5%	$66,549	95.6%	$12,546	95.6%
Natasha Lalji(4)	384	0.6%	72	0.6%	727	1.0%	137	1.0%
The Firoz and Najma Lalji Foundation(5)	1,264	1.8%	238	1.8%	2,390	3.4%	450	3.4%

(1)	Based upon beneficial ownership as of November 21, 2008, excluding any options to acquire Zones’ common stock (whether or not exercisable) and any restricted stock (whether or not vested), and Zones’ net book value at September 30, 2008 and net income for the fiscal year ended December 31, 2007.

(2)	Based upon Zones’ net book value at September 30, 2008 and net income for the fiscal year ended December 31, 2007, and without giving effect to any additional indebtedness to be incurred in connection with the merger. Excludes any options (whether or not exercisable) that may be outstanding after the merger as described in the section titled “Special Factors—Effects of the Merger,” beginning on page 39 of the definitive proxy statement, as revised by this proxy statement supplement.

(3)	Includes (i) 6,558,540 shares of common stock held jointly held by Firoz H. Lalji and Najma Lalji, (ii) 87,500 shares of common stock held in Firoz H. Lalji’s 401(k) account and (iii) 37,500 shares of common stock held in Najma Lalji’s 401(k) account, but does not include 73,000 shares held in a custodial account for the benefit of Natasha Lalji, Mr. Lalji’s daughter, of which he disclaims beneficial ownership.

(4)	Includes 73,000 shares of common stock held in a custodial account for Natasha Lalji’s benefit.

(5)	Includes 240,000 shares of common stock held by The Firoz and Najma Lalji Foundation.

Effects on Zones if the Merger is Not Completed

The definitive proxy statement describes the effects on Zones if the merger is not completed, in the section titled “Special Factors—Effects on Zones if the Merger is Not Completed,” beginning on page 42 of the definitive proxy statement. As described in the definitive proxy statement, if the proposed merger is not completed, the Zones common stock price may be likely to decrease from its current trading price, which is likely supported by the expectation that the merger will now be consummated at a cash price of $7.00 per share.

In addition, the definitive proxy statement describes the limited circumstances under which the original merger agreement required us to pay a termination fee of $750,000 to Merger Sub. As described in the section titled “The Amendment to the Merger Agreement—Termination Fees,” beginning on page 54 of this proxy statement supplement, the amendment to the merger agreement removes the requirement that we pay such a termination fee to Merger Sub.

Financing of the Merger

The definitive proxy statement describes the financing of the merger as proposed under the original merger agreement, in the section titled “Special Factors—Financing of the Merger,” beginning on page 43 of the definitive proxy statement. The following updates and replaces that section in order to reflect the (a) reduction in the merger consideration from $8.65 to $7.00 in cash per share, (b) revised timeline under which Merger Sub will draw on the credit facility described below and (c) Mr. Lalji’s personal guarantee of the payment of a portion of the merger consideration to be funded by the credit facility described below, all pursuant to or in connection with the amendment to the merger agreement.

The estimated aggregate amount of financing necessary for Merger Sub to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements is expected to be approximately $53.8 million. Shares of our common stock issued immediately prior to the consummation of the merger pursuant to the exercise of options will receive the per share merger consideration less the applicable exercise price for such shares, which aggregate exercise prices are expected to fund approximately $2.8 million of the aggregate merger consideration. The remaining approximately $51.0 million of merger consideration is expected to be funded by Merger Sub with a combination of equity and/or debt financing described below and Zones’ cash. The equity and debt financing are subject to the satisfaction of certain conditions, including those set forth in the commitment letter and the credit facility term sheet pursuant to which the financing is expected to be provided.

Equity and/or Debt Financing

Merger Sub has received a commitment letter from Mr. Lalji to provide, or cause to be provided, equity and/or debt financing to Merger Sub in an aggregate amount of up to $25.0 million for the purpose of funding a portion of the merger consideration and expenses related to the merger. Mr. Lalji has informed us that he intends to fund approximately $20.0 million of the merger consideration and expenses related to the merger pursuant to the commitment letter prior to the effective time of the merger. Mr. Lalji’s obligation to fund the commitments under the commitment letter contemporaneous with the closing of the merger is subject to the satisfaction or waiver by Merger Sub of the conditions precedent to Merger Sub’s obligation to complete the merger.

Mr. Lalji’s obligation to fund the commitments under the commitment letter will terminate upon the earliest to occur of the following:

•	termination of the amended merger agreement, including, but not limited to, termination as a result of the parties’ failure to consummate the merger by the outside closing date; and

•

the assertion by Zones or any affiliate of Zones in any litigation or other proceeding of any claim against Mr. Lalji or his affiliates in connection with the amended merger agreement or any of the transactions contemplated by the commitment letter or the amended merger agreement.

Debt Financing

Merger Sub has received a credit facility term sheet from an affiliate of GE Capital from which Merger Sub expects to fund up to approximately $31.0 million of the merger consideration and expenses related to the merger.

The GE Capital credit facility term sheet contemplates an aggregate principal amount of up to $75.0 million in combined senior secured credit facilities, which consists of two facilities:

•	a receivables based revolving credit facility in an aggregate principal amount of up to $50.0 million (to which we refer in this proxy statement supplement as the “A/R Facility”); and

•

an inventory finance facility of up to $25.0 million (to which we refer in this proxy statement supplement as the “Inventory Facility” and, collectively with the A/R Facility, the “GE Credit Facility”).

Merger Sub will be the initial borrower under the GE Credit Facility. The proceeds from the GE Credit Facility will be used for the refinancing of existing senior indebtedness, funding a portion of the merger consideration and for working capital and general corporate purposes. Merger Sub intends to draw from the GE Credit Facility and deposit with the paying agent approximately $15.0 million of the $31.0 million necessary to fund the merger consideration prior to the effective time of the merger and deposit the remaining approximately $16.0 million on January 2, 2009, after the effective time of the merger. The amendment to the merger agreement revised the exchange procedures so that until the final approximately $16.0 million of merger consideration is deposited with the paying agent, the paying agent will be obligated to pay each non-continuing shareholder only such shareholder’s pro-rata portion of the aggregate merger consideration received by the paying agent. This timing creates a risk for our non-continuing shareholders that, following consummation of the merger and cancellation of the shares of our common stock held by the non-continuing shareholders, a portion of the merger consideration will not be funded as planned. However, Mr. Lalji has agreed, upon completion of the merger, to personally guarantee the obligation of Merger Sub to deposit the remaining $16.0 million of the merger consideration with the paying agent on January 2, 2009.

Upon completion of the merger, the obligations of Merger Sub under the GE Credit Facility will be assumed by the surviving corporation. The obligations of the surviving corporation under the GE Credit Facility are expected to be secured by a first priority security interest in all of the surviving corporation’s assets.

The GE Credit Facility is conditioned upon customary conditions, including, but not limited to:

•	completion of due diligence by GE Capital;

•	negotiation, execution and delivery of definitive documentation;

•	specified collateral reserves and cash management, accounting and financial information systems;

•

limitations on capital expenditures, loans, advances, investments, guarantees, sales of assets, mergers, dividends, additional indebtedness, management fees and other distributions and the prepayment of subordinated debt;

•	no material adverse change in our business, financial or other condition, industry, prospects or collateral which will be subject to the security interests granted to GE Capital; and

•	delivery of customary legal opinions and insurance certificates.

We have agreed to cooperate with the arrangement of the debt financing as reasonably requested by Merger Sub, including taking all corporate actions, subject to the closing of the merger, to permit assumption of the debt financing by the surviving corporation immediately following the effective time of the merger.

Notwithstanding Merger Sub’s specifically enforceable obligation to seek alternative financing if any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the credit facility term sheet, it may be difficult, or impossible, for Mr. Lalji and Merger Sub to obtain alternative financing on acceptable terms and conditions in those circumstances. Moreover, Merger Sub is only obligated to seek alternative financing under those circumstances until the outside closing date. As of the date of this proxy statement supplement, no alternative financing source or plans have been identified or arranged in the event the debt financing described above is not available as anticipated. The documentation governing the GE Credit Facility has not been finalized and, accordingly, the actual terms thereof may differ from those described in this proxy statement supplement.

Merger Sub has represented to us that, immediately after giving effect to the transactions contemplated by the amended merger agreement:

•

the fair saleable value of the surviving corporation’s assets will exceed the value of its liabilities plus the amount that will be required to pay the liabilities that are reasonably expected to become due as the surviving corporation’s debts mature;

•	the surviving corporation will not have an unreasonably small amount of capital for the operation of its businesses; and

•	the surviving corporation will be able to pay its liabilities as they mature.

Although there can be no assurance, Merger Sub believes that the surviving corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to service the repayment obligations under the debt financing for the foreseeable future.

The obligations under the A/R Facility are expected to bear interest at the London interbank offer rate, or LIBOR, plus (i) 2.25% when the funded debt to EBITDA ratio is less than 1.75:1; (ii) 2.75% when the funded debt to EBITDA ratio is between 1.76:1 and 2.75:1; and (iii) 3.25% when the funded debt to EBITDA ratio is between 2.76:1 and 3.25:1. The obligations under the Inventory Facility are to be determined based on the continuation of financing programs on the part of manufacturers and distributors.

The GE Credit Facility is expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, transactions with affiliates and dividends and other distributions. The GE Credit Facility is also expected to include financial maintenance covenants to be agreed upon and customary events of default.

Liability Cap and Limitation on Remedies

The definitive proxy statement describes the liability caps and limitations on remedies set forth in the merger agreement, in the section titled “Special Factors—Liability Cap and Limitation on Remedies,” beginning on page 46 of the definitive proxy statement. The following updates and replaces that section in order to reflect the (a) elimination of the termination fee, and expense reimbursements, payable by us to Merger Sub and (b) provision for specific performance of Merger Sub’s obligations to pursue financing for the merger in the event the currently specified financing becomes unavailable, all pursuant to the amendment to the merger agreement.

Except in the event of willful breach or fraud by Merger Sub, our right to receive payment of a termination fee of $5.0 million, plus related fees and expenses associated with enforcement thereof, from Merger Sub is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the amended merger agreement or otherwise. In addition, in the event the currently specified financing becomes unavailable, we are entitled to seek to enforce specifically the obligations of Merger Sub to pursue financing for the merger, as described in the section titled “The Merger Agreement—Financing,” beginning on page 69 of the definitive proxy statement, as revised by this proxy statement supplement, against Merger Sub in any state or federal court sitting in the State of Washington.

Merger Sub has no right to receive payment of a termination fee from us or reimbursement for its out-of-pocket expenses and fees upon termination of the amended merger agreement. Merger Sub is, however, entitled to seek injunctions to prevent breaches of the amended merger agreement and to seek to enforce specifically the terms of the amended merger agreement against us in any state or federal court sitting in the State of Washington.

Interests of Certain Persons in the Merger

The definitive proxy statement discloses the net total merger consideration each of our executive officers would have received with respect to any stock options and shares of restricted stock, if the merger had been completed pursuant to the original merger agreement, in the section titled “Special Factors—Interests of Certain Persons in the Merger,” beginning on page 46 of the definitive proxy statement. The following updates and replaces the table included on page 48 of the definitive proxy statement in which such information is first disclosed, as well as the sub-section titled “Rollover Opportunity for Executive Officers,” to reflect the reduction in the merger consideration from $8.65 to $7.00 in cash per share.

The table below sets forth, as of November 21, 2008, for each of our directors and executive officers (other than Mr. Lalji):

•	the number of stock options (both vested and unvested) held by such persons;

•

the net cash payment that may be made upon consummation of the merger in respect of shares of common stock acquired immediately prior to the consummation of the merger pursuant to the exercise of any such stock options with exercise prices less than the merger consideration of $7.00;

•	the number of shares of restricted stock held by such persons; and

•	the aggregate cash payment that will be made in respect of shares of restricted stock upon consummation of the merger.

	Options					Restricted Stock
	Vested Options	Weighted Average Exercise Price of Vested Options	Unvested Options	Weighted Average Exercise Price of Unvested Options	Resulting Net Consideration(1)	Shares (Vested or Unvested)	Resulting Consideration	Total Consideration(2)
Non-Employee Directors
John H. Bauer	65,000	$3.65	—	—	$242,645	—	—	$242,645
Cathi Hatch	40,000	3.59	—	—	136,600	—	—	136,600
William C. Keiper	40,000	3.35	—	—	146,500	—	—	146,500
Kenneth M. Kirkpatrick	30,000	4.38	—	—	78,600	—	—	78,600

Executive Officers
Christina M. Corley	231,000	2.22	39,000	$2.87	1,266,500	—	—	1,266,500
Ronald P. McFadden	235,000	1.05	—	—	1,398,400	—	—	1,398,400
P. Sean Hobday	317,000	1.59	15,000	1.99	1,781,008	—	—	1,781,008
Thomas J. Ducatelli	—	—	—	—	—	45,625	$319,375	319,375
Anwar Jiwani	270,000	1.02	—	—	1,612,000	—	—	1,612,000
Robert G. McGowen	34,252	2.99	15,000	2.99	197,501	22,813	159,691	357,192

(1)	Represents the net payment to such holder reflecting the excess of the per-share merger consideration of $7.00 over the exercise prices that would be paid by such holder to Zones upon the exercise, immediately prior to the merger, of any options with exercise prices less than $7.00, assuming such exercises, and without reflecting any applicable tax withholdings in connection with such exercises.

(2)	Assumes the exercise, immediately prior to the merger, of all options held by such holder with exercise prices less than $7.00, and includes the effective net payment with respect to such exercises as described in footnote 1 above.

Rollover Opportunity for Executive Officers

Subsequent to the execution of the merger agreement, Mr. Lalji indicated to each of our current executive officers that he or she will have the opportunity to contribute all or a portion of the merger consideration he or she will receive with respect to any stock options and shares of restricted stock held by such individual, if the merger is completed, to the surviving corporation in exchange for a subordinated promissory note to be issued by the surviving corporation and a warrant to purchase common stock in the surviving corporation. The executive officers have not entered into any agreements to purchase any securities of Merger Sub or the surviving corporation and are not under any obligation to purchase any such securities. The net total merger consideration (reflecting the excess of the per-share merger consideration of $7.00 over the exercise prices that would be paid by such individual to Zones upon the exercise, immediately prior to the merger, of any options with exercise prices less than $7.00, without taking into account any applicable withholding taxes) each executive officer will receive with respect to any stock options and shares of restricted stock, if the merger is completed, is set forth below:

Christina M. Corley	$1,266,500
Ronald P. McFadden	1,398,400
P. Sean Hobday	1,781,008
Thomas J. Ducatelli	319,375
Anwar Jiwani	1,612,000
Robert G. McGowen	357,192

Projected Financial Information

The definitive proxy statement discloses financial projections that had been prepared by our senior management, in the section titled “Special Factors—Projected Financial Information,” beginning on page 50 of the definitive proxy statement. On November 4, 2008, we updated our financial projections for fiscal years 2008 through 2012 to reflect changed general economic conditions. The financial projections disclosed in the definitive proxy statement used a sales growth rate assumption of between 9.0% and 11.0% per year for the next several years, based on economic and industry conditions in July of 2008. The updated financial projections set forth below assume, in light of current economic conditions, an 11.1% decline in 2009 sales compared to the July 2008 Projection’s projected 2008 sales, which is an approximately 19.5% decrease compared to our previously projected 2009 sales, and a sales growth rate of between 8.9% and 12.5% per year thereafter.

We do not as a matter of course make public projections as to future performance or earnings and we are especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, the updated financial forecasts prepared by our senior management were made available to our board of directors (including Mr. Lalji), the special committee and the special committee’s financial advisors in connection with their respective considerations of the amended merger agreement. We have included a subset of these projections below to give our shareholders access to certain nonpublic information considered by Mr. Lalji, the special committee and our board of directors for purposes of considering and evaluating the amended merger agreement. The inclusion of this information should not be regarded as an indication that the continuing shareholders, the special committee, our board of directors, Cascadia Capital, Houlihan Lokey, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

We advised the recipients of the projections that our internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projections also reflect estimates and assumptions related to our business that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist the special committee and its financial advisors, our board of directors and the continuing shareholders with their due diligence investigations of Zones and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the accompanying projected financial information, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Zones, including the factors described under the section titled “Cautionary Statement Regarding Forward-Looking Information,” beginning on page 39 of this proxy statement supplement, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.

Since the date of the updated projections, we have made publicly available our actual results of operations for the quarter ended September 30, 2008. You should review our quarterly reports on Form 10-Q for the quarter ended September 30, 2008 to obtain this information. See the section titled “Where You Can Find More Information,” beginning on page 59 of this proxy statement supplement. We caution you not to place undue reliance on the projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections.

The inclusion of specific portions of the financial projections in this proxy statement supplement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Summary of Updated 2008-2012 Projections (amounts in millions)

	2008		2009		2010		2011		2012
Revenue	$677.9		$590.2		$652.2		$733.8		$799.2
Gross Profit	78.5		65.3		74.5		84.6		93.9
EBIT	15.0		7.5		14.8		19.7		25.2
Net Income	11.9	(1)	3.5	(2)	8.2	(3)	11.3	(3)	14.9	(3)
EBITDA	16.5		9.1		16.5		21.5		27.1

(1)	Includes non-GAAP financial measures.
(2)	Assumes no conversion to Subchapter S corporation status. Assuming write-off of deferred taxes as a result of conversion to Subchapter S corporation status following the merger, 2009 projected Net Income, on a non-GAAP basis and assuming a corporate income tax rate, is $1.8 million.
(3)	Assumes no conversion to Subchapter S corporation status.

Estimated Fees and Expenses of the Merger

Except as set forth below, all fees and expenses incurred in connection with the merger, the amended merger agreement and the other transactions contemplated thereby will be paid by the party incurring such fees or expenses, regardless of whether the merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of the definitive proxy statement and this proxy statement supplement will be shared equally by Merger Sub and us. We will not pay any fees or commissions to any broker, dealer or other person in connection with the merger, other than to Cascadia Capital and the fees of Houlihan Lokey for its fairness opinions.

The following is an estimate of fees and expenses to be incurred by us in connection with the merger:

Legal	$1,450,000
Financial Advisors	1,800,000
Accounting	50,000
Printing and Mailing	60,000
SEC Filing Fees	2,698
Paying Agent	30,000
Proxy Solicitation and Information Agent	15,000
Miscellaneous	200,000
Total	$3,607,698

In addition, it is expected that Merger Sub will incur approximately $250,000 of financing costs, as well as legal and other advisory fees.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement supplement and the documents incorporated by reference in this proxy statement supplement contain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. These forward-looking statements include, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “should,” “plan,” “may,” “continue,” “strategy” or similar expressions. We believe it is important to communicate management’s expectations to Zones shareholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in our annual report on Form 10-K for the year ended December 31, 2007, as amended, and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any other cautionary language in this proxy statement supplement, provide examples of risks, uncertainties and events that may cause our actual results or matters related to the merger to differ materially from the expectations we describe in forward-looking statements. You should be aware that the occurrence of the events described in those risk factors and the risk factors described below could have a material adverse effect on our business, operating results and financial condition or the merger.

In addition to the risks and other factors and matters contained or incorporated in this proxy statement supplement (see the section titled “Where You Can Find More Information,” beginning on page 59 of this proxy statement supplement), we believe the following factors could cause actual results or matters related to the merger to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the amended merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the amended merger agreement;

•

the inability to complete the merger due to the failure to obtain the company shareholder approval or the special shareholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of Merger Sub to obtain the necessary debt and equity financing to consummate the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger or the failure of the merger on our customer or vendor relationships, operating results and business generally;

•	the risks that the proposed transaction disrupts current plans and operations;

•	the potential difficulties that we may encounter in retaining key employees as a result of the pendency of the merger or failure of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of financings that Merger Sub will obtain for the merger;

•

the inherent uncertainties involved in projections of financial results, which are, at best, estimations of future performance and are significantly more unreliable in times of economic turbulence; and

•

the risks identified elsewhere in the definitive proxy statement or this proxy statement supplement associated with Zones being able to meet the projections for the fiscal years ending 2008 through 2012 or being able to continue growing, competing and creating shareholder value.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement supplement should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement supplement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. In addition, actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement supplement as a result of the timing of the completion of the merger or the impact of the merger or the failure of the merger on our operating results, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations. Further, forward-looking statements speak only as of the date they are made, and, other than as required by applicable law, we undertake no obligation to update any of them publicly in light of new information or future events.

UPDATE TO THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

As described in the definitive proxy statement, the special meeting of Zones shareholders was convened on November 19, 2008. However, immediately after convening the special meeting of Zones shareholders on November 19, 2008, we adjourned the special meeting until December 19, 2008. The adjourned special meeting will be held at 10:00 a.m. local time, on December 19, 2008, at our corporate headquarters, 1102 15th Street SW, Suite 102, Auburn, Washington.

Board Recommendation

Our board of directors has concluded that the merger, and the amended merger agreement and the other transactions contemplated thereby, are substantively and procedurally fair to, and are advisable to and in the best interests of, the unaffiliated shareholders and has unanimously (without the participation of Mr. Lalji in deliberations or voting), approved the merger and approved and adopted the amended merger agreement and the transactions contemplated thereby. Accordingly, our board of directors unanimously (without the participation of Mr. Lalji in deliberations or voting) recommends that all Zones shareholders vote FOR approval of the merger, and the approval and adoption of amended merger agreement and the other transactions contemplated thereby, and FOR an adjournment proposal, if necessary.

Vote Required for Approval and Adoption

As described in the definitive proxy statement, the approval and adoption of the merger and the amended merger agreement require the affirmative vote of:

•	the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting; and

•

the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting (other than shares held by, or in custodial accounts for, the continuing shareholders).

In connection with the amended merger agreement, Firoz H. Lalji and Najma Lalji, who together hold and are entitled to vote approximately 50.5% of the shares of our common stock outstanding as of the record date for the special meeting,, have entered into the voting agreement, pursuant to which each has delivered to us an irrevocable proxy appointing William C. Keiper (the chairman of the special committee) and John H. Bauer (a member of the special committee) as proxies to vote all of Mr. and Mrs. Lalji’s shares of our common stock in favor of the approval of the merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby. In addition, as of the record date for the special meeting, our other directors and executive officers and the continuing shareholders who are not parties to the voting agreement had the right to vote, in the aggregate, an additional 438,738 shares of our common stock, which represented approximately 3.3% of the outstanding shares of our common stock on the record date for the special meeting. These directors, executive officers and continuing shareholders who are not parties to the voting agreement have informed us that they intend to vote all of their shares of common stock “FOR” the approval of the merger and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby.

Proxies and Revocation

The definitive proxy describes voting and revocation of proxies, in the section titled “The Special Meeting—Proxies and Revocation,” beginning on page 56 of the definitive proxy statement. The following updates and replaces that section in order to reflect the adjourned special meeting as described above.

Proxy cards submitted in connection with the previously scheduled special meeting will NOT count as a vote at the adjourned special meeting to be held on December 19, 2008. Accordingly, shareholders of record who wish to have their vote counted at the adjourned special meeting should mark, date, sign and return the proxy card by mail in the envelope furnished or promptly submit a proxy by telephone or over the internet following the instructions on the proxy card.

Proxies received at any time before the adjourned special meeting, and not revoked or superseded before being voted, will be voted at the adjourned special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve the merger, and to approve and adopt the amended merger agreement and the other transactions contemplated thereby, and “FOR” the adjournment proposal, if necessary.

You may revoke any proxy given pursuant to this solicitation at any time before it is voted, subject to the limitations described below. Proxies may be revoked by:

•	filing with the secretary of Zones, at or before the taking of the vote at the adjourned special meeting, a written notice of revocation bearing a date later than the proxy to be revoked;

•	attending the adjourned special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	submitting a later-dated proxy card or a later-dated proxy by telephone or the Internet at or before the taking of the vote at the adjourned special meeting.

You should send any written notice of revocation or subsequent proxy to Zones, 1102 15th Street SW, Suite 102, Auburn, Washington 98001, Attention: Secretary, or hand deliver it to the secretary of Zones at or before the taking of the vote at the adjourned special meeting.

If your shares of our common stock are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at 800-322-2885 or 212-929-5500 (call collect).

THE AMENDMENT TO THE MERGER AGREEMENT

The following summary describes the amendment to the merger agreement and the material effect of the amendment on the original terms of the merger. The amendment to the merger agreement is included as Annex A and is incorporated by reference into this proxy statement supplement. This summary may not contain all of the information about the amendment to the merger agreement that is important to you. You are encouraged to read the amendment to the merger agreement carefully in its entirety.

The definitive proxy statement includes the original merger agreement as an annex and also includes a summary of the original merger agreement, beginning on page 60 of the definitive proxy statement. The amendment to the merger agreement modifies the original merger agreement as follows:

•	reduces the merger consideration to $7.00 per share in cash, without interest and less any applicable withholding taxes;

•

provides for an additional go-shop period with an end date of November 28, 2008 during which we are permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals;

•

provides for a separate voting agreement pursuant to which Mr. Lalji and his wife have agreed to vote in favor of the merger and any “superior proposals” (as defined on page 67 of the definitive proxy statement);

•	eliminates the termination fee payable by us to Merger Sub in the event the amended merger agreement is terminated under certain circumstances;

•	increases the termination fee payable by Merger Sub to us from $750,000 to $5.0 million in the event the amended merger agreement is terminated under certain circumstances;

•	provides for a separate guarantee from Mr. Lalji of the $5.0 million termination fee payable by Merger Sub to us;

•	provides for specific performance of Merger Sub’s obligations to pursue financing for the merger in the event the currently specified financing becomes unavailable;

•	provides for a separate guarantee from Mr. Lalji of the obligation to deposit the final approximately $16.0 million of merger consideration with the paying agent on January 2, 2009;

•

revises the exchange procedures so that until the final approximately $16.0 million of merger consideration is deposited with the paying agent, the paying agent will be obligated to pay each non-continuing shareholder only such shareholder’s pro-rata portion of the aggregate merger consideration received by the paying agent;

•

authorizes the shareholder representative to enforce, on behalf of the non-continuing shareholders, the obligations of Merger Sub, the surviving corporation and their respective affiliates under the amended merger agreement, including Mr. Lalji’s personal guarantee of the obligation to deposit the final approximately $16.0 million of merger consideration with the paying agent on January 2, 2009;

•	waives the requirement for us to obtain third party consents relating to our office and warehouse lease agreements;

•

eliminates the requirement that our chief executive officer and chief financial officer certify that all of the conditions with respect to our representations and warranties and obligations under the amended merger agreement have been satisfied;

•

revises the condition to Merger Sub’s obligation to complete the merger with respect to dissenters’ rights under Chapter 23B.13 of the WBCA to allow up to 20.0% of the shares of our common stock to exercise dissenters’ rights in connection with the merger without violating this condition;

•

excludes stock options granted after July 30, 2008 or held by Mr. Lalji or any of our other executive officers from the closing condition regarding the aggregate number of shares of our common stock that may be issued upon exercise of stock options immediately prior to the effective time of the merger; and

•	revises the definition of the term “Material Adverse Change” or “Material Adverse Effect” to require a more significant event prior to constituting such a change or effect.

Merger Consideration

The definitive proxy describes the per share merger consideration to be received by holders of our shares of common stock, in the section titled “The Merger Agreement—Merger Consideration,” beginning on page 60 of the definitive proxy statement. The following updates and replaces that section in order to reflect the reduction in the merger consideration from $8.65 to $7.00 in cash per share, as provided in the amendment to the merger agreement.

At the effective time of the merger, each share of Zones common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by, or in custodial accounts for, the continuing shareholders and by shareholders who have properly demanded and perfected, and have not timely withdrawn, dissenters’ rights with respect to such shares, to which we refer in this proxy statement supplement as “dissenting shares,” will be cancelled and cease to exist and will be converted into the right to receive the merger consideration of $7.00 in cash per share, without interest and less any applicable federal withholding taxes. However, the amendment to the merger agreement revised the exchange procedures so that until the final approximately $16.0 million of merger consideration is deposited with the paying agent, the paying agent will be obligated to pay each non-continuing shareholder only such shareholder’s pro-rata portion of the aggregate merger consideration received by the paying agent.

After the effective time of the merger, each holder of a certificate representing shares of Zones common stock or book-entry shares representing shares of Zones common stock (other than dissenting shares) will no longer have any rights with respect to such shares other than the right to receive the merger consideration in accordance with Chapter 23B.13 of the WBCA.

Representations and Warranties

The definitive proxy statement describes the various representations and warranties made by us to Merger Sub and by Merger Sub to us, in the section titled “The Merger Agreement—Representations and Warranties,” beginning on page 62 of the definitive proxy statement. The following updates and replaces that section in order to reflect (a) certain additional representations and warranties and (b) revisions to certain representations and warranties set forth in the merger agreement, each as provided in the amendment to the merger agreement.

The amended merger agreement contains various representations and warranties made by us to Merger Sub and by Merger Sub to us. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the amended merger agreement. In addition, these representations and warranties have been made solely for the benefit of the other party to the amended merger agreement and;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that were made to the other party in connection with the negotiation of the amended merger agreement, which disclosures are not filed with the merger agreement that is attached to the definitive proxy statement or the amendment to the merger agreement that is attached to the proxy statement supplement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•

were made only as of the date of the merger agreement, the date of the amendment to the merger agreement or such other date or dates as may be specified in the amended merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Moreover, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk between the parties to the amended merger agreement rather than establishing matters of fact.

Representations and Warranties of Zones. In the amended merger agreement, we made representations and warranties to Merger Sub, subject to identified exceptions and qualifications, including those relating to:

•	our due organization and valid existence;

•	the valid issuance of outstanding our capital stock;

•	our capital structure;

•	the necessary corporate power and authority for us to enter into the amended merger agreement and to consummate the transactions contemplated thereby;

•	the governmental consents or approvals required as a result of the amended merger agreement or the consummation of the transactions contemplated thereby;

•	the absence of any conflict with or violation of our articles of incorporation or bylaws or any of the similar organizational documents of our subsidiary;

•

the absence of any conflict with or violation of the organizational documents or any contract to which we are a party or any statute, law, ordinance, rule, regulation, judgment, order, writ, decree, injunction or stipulation applicable to us or any of our properties or assets as a result of the amended merger agreement or the consummation of the merger;

•	our SEC filings since the beginning of our 2005 fiscal year;

•

our absence of liabilities, other than liabilities disclosed on our balance sheet as of December 31, 2007, liabilities incurred after December 31, 2007 in the ordinary course of business or liabilities that could be expected to have a material adverse effect;

•	the absence of brokers’ and financial advisor fees (other than the fees to Cascadia Capital and Houlihan Lokey);

•	the vote required to approve the merger and to approve and adopt the amended merger agreement and the other transactions contemplated thereby;

•

the unanimous (without the participation of Mr. Lalji in deliberations or voting) approval of the amended merger agreement and the other transactions contemplated thereby by the members of our board of directors; and

•	the information provided in the Schedule 13E-3 relating to the merger does not contain any untrue statement of material fact or omit a material fact.

Company Material Adverse Effect. Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the amended merger agreement, a material adverse effect with respect to us means, any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of us and our subsidiary, taken as a whole, and have a financial impact to us of no less than $7.5 million, or (b) that prevents or materially delays or materially impairs our ability to consummate the merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of the amended merger agreement and the transactions contemplated thereby or actions by Merger Sub or us required to be taken under the amended merger agreement, (ii) changes in general economic or political conditions or the financial markets (including prevailing interest rates and stock market levels), (iii) changes in applicable laws, rules, regulations or orders of any governmental entity or changes in accounting rules or principles (so long as such change does not have a disproportionately adverse effect on us or our subsidiaries as compared to other comparable businesses), (iv) changes affecting generally the industries in which we or our subsidiary conduct business, (v) any outbreak or escalation of hostilities or war or any act of terrorism; or (vi) any shareholder litigation instituted as a result of any amendment to the merger agreement.

Representations and Warranties of Merger Sub. The amended merger agreement also contains various representations and warranties made by Merger Sub to us, subject to identified exceptions and qualifications, including those relating to:

•	the due organization, and valid existence of Merger Sub;

•	the requisite corporate power and authority of Merger Sub to enter into the amended merger agreement and to consummate the transactions contemplated thereby;

•	the capital structure of Merger Sub;

•	the governmental consents or approvals required as a result of the amended merger agreement or the consummation of the transactions contemplated thereby;

•

the absence of any conflict with or violation of the organizational documents or any contract to which Merger Sub is a party or any statute, law, ordinance, rule, regulation, judgment, order, writ, decree, injunction or stipulation applicable to Merger Sub or any of their properties or assets as a result of the merger agreement or the consummation of the merger;

•	the absence of brokers’ and finders’ fees;

•

the commitment letter and the credit facility term sheet, their effectiveness as of the date of the amendment to the merger agreement and the lack of any reason for Merger Sub to believe that it will be unable to satisfy the conditions to closing set forth in the commitment letter or the financing term sheet;

•

the sufficiency of the planned financing, as set forth in the commitment letter and financing term sheet, for the consummation of the transactions contemplated by the amended merger agreement and the satisfaction of all of Merger Sub’s financial obligations under the amended merger agreement;

•	the information provided in the Schedule 13E-3 relating to the merger does not contain any untrue statement of material fact or omit a material fact;

•

the disclosure of any agreements, arrangements or understandings between Merger Sub and the continuing shareholders on the one hand, and any member of our management or board of directors (other than Mr. Lalji) on the other hand, relating to the merger or operations of the surviving corporation after the merger;

•

the disclosure of any agreements, arrangements or understandings between Merger Sub and the continuing shareholders on the one hand, and any member of our management or board of directors (other than Mr. Lalji) on the other hand, relating to the payment of fees or compensation in connection with the reduction of the merger consideration;

•	the access by Merger Sub to our books, records, facilities, equipment, contracts and other assets, and the independent investigation and analysis of us by Merger Sub;

•	Merger Sub’s receipt and acceptance of our revised financial projections; and

•	the solvency of the surviving corporation after the merger.

Restrictions on Solicitations of Other Offers

In addition to the go-shop period described in the section titled “The Merger Agreement—Restrictions on Solicitations of Other Offers,” beginning on page 65 of the definitive proxy statement, the amendment to the merger agreement provides that from the date of the amendment until the additional go-shop period end time, we are permitted to:

•

enter into and maintain discussions or negotiations with respect to takeover proposals or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations; and

•

initiate, solicit and encourage any takeover proposals, including providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements approved by the independent members of our board of directors, provided that any such information must be provided to Merger Sub as promptly as reasonably practicable to the extent not previously made available to Merger Sub, and that we do not disclose the terms of the commitment letter, Mr. Lalji’s guarantees, the credit facility term sheet, or the identities of any other potential financing sources to anyone unless such terms are otherwise publicly available.

From the additional go-shop period end time until the completion of the merger, we are required not to (and are required to use our reasonable best efforts to cause our representatives not to), directly or indirectly:

•

initiate or solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a takeover proposal;

•	engage in negotiations or discussions with, or furnish access to our properties, books and records or provide any information or data to, any person relating to any takeover proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any takeover proposal;

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any takeover proposal;

•

enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the amended merger agreement or breach our obligations under the amended merger agreement; or

•	publicly propose or agree to do any of the foregoing.

Furthermore, subject to our compliance in all material respects with the provisions in the amended merger agreement regarding the restrictions on our ability to solicit proposals or offers, our board of directors may change its recommendation if we receive an unsolicited written takeover proposal where the independent members of our board of directors determine in good faith (after consulting with our outside legal counsel and independent financial advisors): (a) that such takeover proposal is a bona fide, superior proposal; and (b) that our board of directors’ failure to take action on such takeover proposal would be inconsistent with its fiduciary duties under applicable law. Any alternative transaction or superior proposal would be subject to the approval of Mr. Lalji as our majority shareholder; however, pursuant to the voting agreement, Mr. Lalji has agreed to vote in favor of any superior proposal in the event Merger Sub does not improve its offer pursuant to Merger Sub’s negotiation right, as set forth in the amended merger agreement. In the event of such a superior proposal, we and the independent members of our board of directors may:

•	participate in discussions or negotiations regarding such takeover proposal (including, as a part thereof, making any counterproposal) with the person making the takeover proposal; and

•

furnish information with respect to Zones to the person making the takeover proposal; provided that we will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality agreement approved by the independent members of our board of directors, provided that any such information is provided to Merger Sub as promptly as is reasonably practicable to the extent not previously made available to Merger Sub.

After the additional go-shop period end time, we are required to promptly (and in any event within one business day after receipt by, or notification to us or our financial advisor) notify Merger Sub of the receipt (or notification) of any takeover proposal, which notice to Merger Sub will contain the material terms of and the identity of the person making such takeover proposal. We are also required to keep Merger Sub reasonably informed on a prompt basis of the status or developments regarding any takeover proposal, inquiry or request. We and our subsidiary may not enter into any agreement that would prohibit us or it from providing such information to Merger Sub.

Notwithstanding the restrictions described above, prior to obtaining the shareholder approvals described in the section titled “The Merger Agreement—Condition to the Completion of the Merger,” beginning on page 72 of the definitive proxy statement, as revised by this proxy statement supplement, to which we refer in this section of the proxy statement supplement as the “shareholder approvals,” subject to our compliance in all material respects with the provisions of the amended merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if we receive a written takeover proposal that is a superior proposal, our board of directors may not change its recommendation unless:

•	we have provided prior written notice to Merger Sub at least three days before our board of directors intends to change its recommendation; and

•

prior to our board of directors’ change of its recommendation and during the three-day notice period, Zones, together with our legal and financial advisors, has negotiated with Merger Sub to adjust the terms and conditions of the amended merger agreement such that the submitted takeover proposal ceases to be a superior proposal.

Termination in Connection with a Superior Proposal

The definitive proxy statement describes the process necessary for us to terminate the merger agreement in connection with a superior proposal, in the section titled “The Merger Agreement—Termination in Connection with Superior Proposal,” beginning on page 67 of the definitive proxy statement. The following updates and replaces that section in order to reflect the elimination of the termination fee payable by us to Merger Sub in the event the special committee supports a superior proposal.

The amended merger agreement requires us to endeavor to retain the existing record date of October 6, 2008, duly call, give notice of, convene and hold a meeting of our shareholders on such date to approve the merger, and to approve and adopt the amended merger agreement and the other transactions contemplated thereby. Our board of directors has unanimously (without the participation of Mr. Lalji in deliberations or voting) resolved to recommend that our shareholders approve the merger and approve and adopt the amended merger agreement and the other transactions contemplated thereby, subject to the ability of our board of directors to change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) its recommendation or approve or recommend (or publicly propose to approve or recommend) to our shareholders a takeover proposal in certain circumstances under the amended merger agreement, as described below.

We have agreed that our board of directors (or a committee thereof) may not, except under certain circumstances set forth below:

•

approve, endorse or recommend (or publicly propose to approve, endorse or recommend) a takeover proposal to our shareholders or enter into a definitive agreement with respect to a takeover proposal; or

•

modify or amend (or publicly propose to modify or amend) in a manner adverse to Merger Sub or withdraw (or publicly propose to withdraw) our board of directors’ recommendation that our shareholders approve the merger and approve and adopt the amended merger agreement and the other transactions contemplated thereby.

Notwithstanding these restrictions but subject to our obligations to provide certain information to and to negotiate in good faith with Merger Sub and to take certain actions in connection with superior proposals as described below, at any time prior to obtaining the shareholder approvals, our board of directors may modify or amend (or publicly propose to modify or amend) in a manner adverse to Merger Sub its recommendation that our shareholders approve the merger and approve and adopt the amended merger agreement and the transactions contemplated thereby or, in the case of the first bullet point below, approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our shareholders:

•

if the independent members of our board of directors receives a takeover proposal that has not been withdrawn and that it determines in good faith, after consultation with our outside legal counsel, constitutes a superior proposal, and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (provided that we may not enter into any letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal unless we have complied with the provisions in the amended merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions of the merger agreement and we have terminated the amended merger agreement); or

•

other than in response to a takeover proposal, if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

We and our board of directors may not modify or amend (or publicly propose to modify or amend) in a manner adverse to Merger Sub our board of directors’ recommendation that our shareholders approve the merger, and approve and adopt the amended merger agreement and the other transactions contemplated thereby, or approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our shareholders with respect to a superior proposal unless:

•

we have complied in all material respects with the provisions in the amended merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions;

•

we have provided Merger Sub written notice at least three calendar days in advance that we intend to effect a change in recommendation in response to such superior proposal or terminate the amended merger agreement and describing the material terms and conditions of the superior proposal that is the basis of such action (including the identity of the party making the superior proposal) and including a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents;

•

during the three calendar day period following Merger Sub’s receipt of such notice, we have negotiated, and have caused our financial and legal advisors to negotiate, in good faith with Merger Sub (to the extent they desire to negotiate) to make such adjustments in the terms and conditions of the amended merger agreement so that such takeover proposal ceases to constitute a superior proposal; and

•

after such three-calendar-day period, our board of directors has determined in good faith, taking into account any changes to the terms of the amended merger agreement proposed by Merger Sub to us, that the superior proposal giving rise to the notice continues to constitute a superior proposal and/or our board of directors no longer believes that failure to change, qualify, withdraw or modify its recommendation of the merger would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Any amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice and will require that we comply again with the foregoing requirements (provided that references to the three-calendar-day period will be deemed to be references to a two-calendar-day period).

In order to enter into an acquisition agreement with respect to a superior proposal, we must terminate the amended merger agreement in accordance with the terms of the amended merger agreement. See the sections titled “The Merger Agreement—Termination of the Merger Agreement“ and “—Termination Fees,” beginning on pages 73 and 74, respectively, of the definitive proxy statement, as revised by this proxy statement supplement.

Notwithstanding these restrictions, subject to certain conditions, our board of directors may make certain disclosures contemplated by the securities laws or other applicable laws.

Financing

In the section titled “The Merger Agreement—Financing,” beginning on page 69 of the definitive proxy statement, we disclose that Merger Sub’s ability to obtain its contemplated debt and equity financing, or any alternative financing, is not a condition to the closing of the merger and that we may have limited leverage to require Merger Sub to consummate the merger. While we still may have limited leverage to require Merger Sub to consummate the merger in the event that Merger Sub is unable to obtain its contemplated debt and equity financing, or any alternative financing, the amended merger agreement now provides for specific performance of the obligations of Merger Sub described in that section of the definitive proxy statement in the event the currently specified financing becomes unavailable.

Other Covenants

In addition to the covenants described in the section titled “The Merger Agreement—Other Covenants,” beginning on page 71 of the definitive proxy statement, the amendment to the merger agreement includes new covenants between us and Merger Sub relating to:

•	Merger Sub’s waiver of third party consents relating to our office and warehouse lease agreements;

•

Merger Sub’s provision to us of copies of the voting agreement, Mr. Lalji’s guarantee, as described in the section titled “—Termination Fees,” beginning on page 54 of this proxy statement supplement, and the commitment letter; and

In addition, the amendment to the merger agreement provides that, upon our receipt of the company shareholder approval and the special shareholder approval, the shareholder representative will be authorized to enforce, on behalf of the non-continuing shareholders, the obligations of Merger Sub, the surviving corporation and their respective affiliates under the amended merger agreement. In particular, this provision allows the shareholder representative to enforce Mr. Lalji’s personal guarantee of the obligation to deposit the final approximately $16.0 million of merger consideration with the paying agent on January 2, 2009.

Pursuant to the amended merger agreement, approval and adoption of the amended merger agreement by our shareholders will automatically result in the appointment of the shareholder representative as the agent and attorney-in-fact for and on behalf of the non-continuing shareholders to enforce the obligations of Merger Sub, the surviving corporation and their respective affiliates under the amended merger agreement. Therefore, your vote for the approval and adoption of the amended merger agreement is effectively a vote in favor of the appointment of the shareholder representative as your agent and attorney-in-fact to enforce the obligations of Merger Sub, the surviving corporation and their respective affiliates under the amended merger agreement.

Conditions to the Completion of the Merger

The definitive proxy statement describes the conditions to the completion of the merger contained in the merger agreement, in the section titled “The Merger Agreement—Conditions to the Merger,” beginning on page 72 of the definitive proxy statement. The following updates and replaces that section in order to reflect (a) the addition of certain conditions and (b) the removal or revision of certain conditions set forth in the merger agreement, each as provided in the amendment to the merger agreement.

The obligations of us and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions on or prior to the closing date of the merger:

•	the affirmative vote to adopt the merger agreement will have been obtained by both:

•	the holders of a majority of the outstanding shares of our common stock;

•	the holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting other than the continuing shareholders; and

•	no law or order that enjoins, restrains, prevents or prohibits or renders illegal the consummation of the merger will be in effect.

In addition to the conditions for all parties to the amended merger agreement, the obligation of Merger Sub to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•

certain of the representations and warranties, disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•

certain representations and warranties must be true and correct in all material respects as of the closing of the merger as if made on and as of the closing date (or, if given as of a specific date, as and as of such date;

•	our performance, in all material respects, of all obligations required to be performed by us in the merger agreement at or prior to the closing date;

•	the holders of not more than 20.0% of the aggregate number of shares of common stock shall have exercised dissenters’ rights under Chapter 23B.13 of the WBCA; and

•

the aggregate number of shares of our common stock that may be issued upon exercise of stock options immediately prior to the effective time of the merger will be less than 200,000 shares, exclusive of any stock options granted after July 30, 2008, any stock options held by Mr. Lalji or any of our other executive officers or any irrevocable election to exercise stock options delivered to us at or prior to the effective time of the merger (subject to appropriate adjustments in the case of stock splits, stock dividends and the like).

The ability of Merger Sub to obtain financing to consummate the merger is not a closing condition. The amendment to the merger agreement, however, provides for specific performance of Merger Sub’s obligations to pursue financing for the merger in the event the currently specified financing becomes unavailable.

In addition to the conditions for all parties to the amended merger agreement, our obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

•

the representations and warranties made by Merger Sub in the merger agreement must be true and correct in all material respects as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date);

•	Merger Sub’s performance, in all material respects, of all obligations required to be performed by them in the amended merger agreement at or prior to the closing date of the merger;

•

the receipt of a certificate signed by an officer of Merger Sub certifying that all of the conditions with respect to the representations and warranties and obligations of Merger Sub under the amended merger agreement, as described above, have been satisfied;

•

the receipt by the paying agent, prior to the effective time of the merger, of $35.0 million of the aggregate merger consideration, and the receipt by us of a personal guarantee from Mr. Lalji of the obligation to deposit the final approximately $16.0 million of merger consideration with the paying agent by January 2, 2009; and

•	the receipt of a new fairness opinion from Houlihan Lokey, which we have received as of the date of this proxy statement supplement.

Although the parties have the right to waive conditions to the merger (other than as required by law), we are not aware of any circumstance in which we or Merger Sub would waive any of the closing conditions described above. If, however, we waive any of the closing conditions described above, we do not anticipate re-soliciting our shareholders for approval unless such waiver would be material to our shareholders, in which case we would re-solicit the vote of our shareholders.

Termination of the Merger Agreement

The definitive proxy statement describes the circumstances under which the merger agreement may be terminated by us or Merger Sub, in the section titled “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 73 of the definitive proxy statement. The following updates and replaces that section in order to reflect (a) extension of the outside closing date in the event that we receive a superior proposal, (b) a reduction in the period during which both parties may cure breaches of representations, warranties, covenants or agreements contained in the amended merger agreement from thirty to ten days, unless that ten-day period runs beyond the outside closing date, in which case the period will run only until the outside closing date, and (c) elimination of the termination fee payable by us to Merger Sub in the event that either the special committee supports a superior proposal or shareholder approval is not obtained, all pursuant to the amendment to the merger agreement.

The amended merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•	by mutual written consent of us and Merger Sub, duly authorized by our board of directors and Merger Sub’s board of directors;

•	by either us or Merger Sub:

•

if the merger has not been consummated on or before December 31, 2008, to which we refer in this proxy statement supplement as the “outside closing date,” unless we receive a superior proposal, in which case the outside closing date will be extended until the earlier of February 28, 2009 and the termination of the superior proposal, or unless the failure of the merger to be consummated by such date is in whole or material part a result of the terminating party’s breach of a representation, warranty, covenant or agreement contained in the amended merger agreement;

•

if the approvals of our shareholders described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger,“ beginning on page 72 of the definitive proxy statement, as revised by this proxy statement supplement, have not been obtained at the special meeting convened therefor or any adjournment or postponement thereof, if necessary, upon a vote taken on the amended merger agreement; unless the failure of the merger to be consummated is in whole or material part a result of the terminating party’s breach of a representation, warranty, covenant or agreement contained in the amended merger agreement;

•

if any governmental entity has issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction, legal restraint or order has become final and non-appealable; provided, however, that the party seeking to terminate shall have used reasonable best efforts to prevent, oppose and remove such injunction; or

•	By Merger Sub:

•

if we have breached or failed to perform any of our representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to the obligation of Merger Sub to effect the merger set forth in the section titled “The Merger Agreement—Conditions to the Completion of the Merger,“ beginning on page 72 of the definitive proxy statement, as revised by this proxy statement supplement, not to be satisfied and which cannot be cured by the earlier of the outside closing date and within ten calendar days after receipt of Merger Sub’s written notice to us of such breach or failure, except that Merger Sub may not terminate the amended merger agreement due to such breach or failure by us if Merger Sub is then in material breach of any representation, warranty, covenant or other agreement under the merger agreement that would result in certain conditions to our obligation to effect the merger set forth in the section titled “The Merger Agreement—Conditions to the Completion of the Merger,“ beginning on page 72 of the definitive proxy statement, as revised by this proxy statement supplement, not to be satisfied;

•	if:

•

our board of directors modifies, amends or withdraws (or publicly proposes to modify, amend or withdraw) in a manner adverse to Merger Sub our board of directors’ recommendation that our shareholders approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby;

•	our board of directors approves, endorses or recommends (or publicly proposes to approve, endorse or recommend) a takeover proposal to our shareholders;

•

a tender offer or exchange offer for shares of our stock that constitutes a takeover proposal is commenced prior to obtaining the shareholder approvals and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by our shareholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within three calendar days after commencement;

•

we enter into a letter of intent, agreement in principle, merger agreement, acquisition agreement or similar agreement with respect to any takeover proposal (other than a confidentiality agreement permitted by the merger agreement);

•

we fail to include in this proxy statement our board of directors’ recommendation to our shareholders that they approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby;

•	we or our board of directors publicly announces an intention to do any of the foregoing; or

•	By us:

•

if Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in the section titled “The Merger Agreement—Conditions to the Completion of the Merger,“ beginning on page 72 of the definitive proxy statement, as revised by this proxy statement supplement, not to be satisfied and which cannot be cured by the earlier of the outside closing date and within ten calendar days after receipt of our written notice to Merger Sub of such breach or failure, except that we may not terminate the merger agreement due to such breach or failure if we are then in material breach of any representation, warranty, covenant or other agreement under the merger agreement that would result in certain conditions to the obligations of Merger Sub to effect the merger set forth in the section titled “The Merger Agreement—Conditions to the Completion of the Merger,“ beginning on page 72 of the definitive proxy statement, as revised by this proxy statement supplement, not to be satisfied; or

•

prior to obtaining the shareholder approvals, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, if we comply with the notice and negotiation requirements described above in the section titled “The Merger Agreement—Termination in Connection with a Superior Proposal,“ beginning on page 67 of the definitive proxy statement, as revised by this proxy statement supplement.

Termination Fees

The definitive proxy statement describes the termination fees payable by us or Merger Sub to the other party upon termination of the merger agreement under certain circumstances, in the section titled “The Merger Agreement—Termination Fees,” beginning on page 74 of the definitive proxy statement. The following updates and replaces that section in order to reflect (a) elimination of the termination fee of $300,000 or $750,000, depending on the timing and circumstances of the termination, payable by us to Merger Sub, (b) elimination of expense reimbursements, up to $300,000, payable by us to Merger Sub upon termination of the amended merger agreement under certain circumstances and (c) an increase in the termination fee payable by Merger Sub to us upon termination of the amended merger agreement under certain circumstances from $750,000 to $5.0 million, all pursuant to the amendment to the merger agreement.

Merger Sub will be obligated to pay us a termination fee of $5.0 million by wire transfer in immediately available funds within two business days of termination of the amended merger agreement if such termination is due to the merger not having been consummated on or before the outside closing date or due to the breach or failure of Merger Sub to perform its representations, warranties, covenants or agreements under the amended merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in the section titled “The Merger Agreement—Conditions to the Completion of the Merger,“ beginning on page 72 of the definitive proxy statement, as revised by this proxy statement supplement, not to be satisfied, and the conditions to our obligation to effect the merger set forth in the section titled “The Merger Agreement—Conditions to the Completion of the Merger,“ beginning on page 72 of the definitive proxy statement, as revised by this proxy statement supplement, have been satisfied for at least three business days.

Mr. Lalji has agreed to personally guarantee the obligation of Merger Sub to pay this termination fee in an amount up to $5.0 million plus related fees and expenses associated with enforcement thereof.

Liability Cap and Limitation on Remedies

The definitive proxy statement describes the liability caps and limitations on remedies set forth in the merger agreement, in the section titled “The Merger Agreement—Liability Cap and Limitation on Remedies,” beginning on page 75 of the definitive proxy statement. The following updates and replaces that section in order to reflect the (a) elimination of the termination fee, and expense reimbursements, payable by us to Merger Sub and (b) provision for specific performance of Merger Sub’s obligations in connection to pursue financing for the merger in the event the currently specified financing becomes unavailable, all pursuant to the amendment to the merger agreement

Except in the event of willful breach or fraud by Merger Sub, our right to receive payment of the termination fee, plus related fees and expenses associated with enforcement thereof, from Merger Sub, as described in the section titled “The Merger—Termination Fees,“ beginning on page 74 of the definitive proxy statement, as revised by this proxy statement supplement, is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the amended merger agreement or otherwise. In addition, in the event the currently specified financing becomes unavailable, we are entitled to seek to enforce specifically the obligations of Merger Sub to pursue financing under the amended merger agreement, as described in the section titled “The Merger Agreement—Financing,” beginning on page 69 of the definitive proxy statement, as revised by this proxy statement supplement, against Merger Sub in any state or federal court sitting in the State of Washington

Merger Sub has no right to receive payment of a termination fee from us or reimbursement for its out-of-pocket expenses and fees upon termination of the amended merger agreement. Merger Sub is, however, entitled to seek injunctions to prevent breaches of the amended merger agreement and to seek to enforce specifically the terms of the amended merger agreement against us in any state or federal court sitting in the State of Washington.

SHAREHOLDER VOTING AND SUPPORT AGREEMENT

In connection with the amended merger agreement, Firoz H. Lalji and Najma Lalji entered into the voting agreement, which applies to an aggregate of 6,683,540 shares of our common stock outstanding as of the record date for the special meeting, representing approximately 50.5% of the total number of shares of our common stock outstanding as of the record date for the special meeting. Pursuant to the voting agreement, each of Mr. and Mrs. Lalji has delivered to us an irrevocable proxy appointing William C. Keiper (the chairman of the special committee) and John H. Bauer (a member of the special committee) as proxies to vote all of Mr. and Mrs. Lalji’s shares of our common stock in favor of the approval of the merger, and the approval and adoption of the amended merger agreement and the other transactions contemplated thereby. In addition, pursuant to the voting agreement, Mr. and Mrs. Lalji have also agreed at any duly called meeting of our shareholders (or any adjournment of postponement thereof), and in any action by written consent of our shareholders, to vote all of their shares of our common stock: (a) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of a shareholder, Merger Sub or Zones in connection with the merger, the amended merger agreement or the voting agreement; and (b) upon our election to terminate the merger, pursuant to the terms of the amended merger agreement, in connection with a superior proposal, then in favor of adoption of the superior proposal and approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters’ or appraisal rights Mr. or Mrs. Lalji may have in respect of such transaction and any action required in furtherance thereof and the transactions contemplated thereby. The primary purpose of the voting agreement is to allow the special committee to control whether the shares owned by Mr. and Mrs. Lalji will be voted in favor of the merger and the amended merger agreement. Notwithstanding the voting agreement, however, approval of the merger, and approval and adoption of the amended merger agreement and the other transactions contemplated thereby, still requires the special shareholder approval.

Each of Mr. and Mrs. Lalji also (a) agreed to certain transfer restrictions with respect to their respective shares of common stock, (b) represented that their common stock is free and clear of any liens, and (c) agreed to use reasonable best efforts to take, or cause to be taken, all actions, to facilitate, and to assist and cooperate in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the merger, the approval and adoption of the amended merger agreement and the other transactions contemplated thereby.

The voting agreement is to terminate upon the earlier to occur of: (a) the day after the receipt of the company shareholder approval, and (b) the expiration or termination of the amended merger agreement in accordance with its terms. Notwithstanding the foregoing, if we terminate the amended merger agreement pursuant to Section 7.01(c) thereof, termination of the voting agreement will not occur until the earlier of: (i) the day after the receipt of the company shareholder approval required to approve the superior proposal; and (ii) the expiration or termination of the alternative acquisition agreement for the superior proposal in accordance with its terms.

Nothing in the voting agreement is intended to restrict, in any way, Firoz Lalji in the exercise of his fiduciary duties as an executive officer and director of Zones. The voting agreement is included as Annex C and is incorporated by reference into this proxy statement supplement.

UPDATE TO IMPORTANT INFORMATION REGARDING ZONES

Summarized Financial Data

The definitive proxy statement set forth certain summarized financial date relating us through the quarterly period ended June 30, 2008, in the section titled “Important Information Regarding Zones—Summarized Financial Data,” beginning on page 83 of the definitive proxy statement. The following updates and replaces that section to reflect financial data for the quarterly period ended September 30, 2008. The financial data have been derived from the audited financial information contained in our annual report on Form 10-K, as amended, for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005 and the unaudited financial statements contained in our quarterly reports on Form 10-Q for the quarterly period ended September 30, 2008. This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in that Form 10-K and Form 10-Q, including the notes thereto, incorporated by reference into the definitive proxy statement, as revised by this proxy statement supplement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See the section titled “Where You Can Find More Information,” beginning on page 59 of this proxy statement supplement.

	Years Ended December 31,					Nine Months Ended September 30, 2008
	2003(1)	2004	2005	2006	2007
(In thousands, except per share amounts and ratio)
Consolidated Statement of Operations Data
Net sales	$460,772	$495,563	$566,553	$577,027	$679,492	$522,809
Gross profit	50,694	57,137	60,556	71,519	80,269	60,443
Income from operations	2,948	7,771	10,320	15,926	21,030	12,661
Income before income taxes	2,569	7,457	9,817	15,656	20,856	13,031
Net income	1,568	4,652	6,051	9,685	13,133	7,369
Income per share
Basic	$0.11	$0.34	$0.45	$0.73	$1.00	$0.56
Diluted	0.11	0.32	0.42	0.66	0.90	0.51
Shares used in computing income per share
Basic	13,644	13,549	13,382	13,195	13,139	13,179
Diluted	13,739	14,469	14,527	14,756	14,635	14,570
Ratio of earnings to fixed charges	7.4	20.8	17.6	38.4	56.3	6,516.5

	December 31,					September 30, 2008
	2003(1)	2004	2005	2006	2007
(In thousands)
Consolidated Balance Sheet Data
Current assets	$79,060	$90,283	$108,267	$111,380	$124,240	$142,693
Non-Current assets	13,825	11,861	9,087	9,315	9,082	8,926
Total assets	92,885	102,144	117,354	120,695	133,322	151,619
Current liabilities	58,176	63,259	74,869	69,711	69,281	80,386
Non-Current liabilities	2,008	2,334	1,168	1,502	1,733	1,567
Total liabilities	60,184	65,593	76,037	71,213	71,014	81,953
Total shareholders’ equity	32,701	36,551	41,317	49,482	62,308	69,666

(1)	On March 31, 2003, Zones acquired Corporate PC Source, Inc. pursuant to a Stock Purchase Agreement. Corporate PC Source’s results of operations are included in Zones’ consolidated financial statements for the periods after the date of acquisition.

Book Value Per Share

Our net book value per share as of September 30, 2008 was $5.27.

Market Price of our Common Stock and Dividend Information

The definitive proxy statement set forth certain information regarding historical market prices of and dividend payments on our common stock, in the section titled “Important Information Regarding Zones—Market Price of our Common Stock and Dividend Information,” beginning on page 86 of the definitive proxy statement. The following updates and replaces that section to reflect historical market prices of and dividend payments on our common stock through the date of this proxy statement supplement, as well as the reduction in the merger consideration from $8.65 to $7.00 in cash per share.

The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock, as reported on Nasdaq, the principal market in which our common stock is traded.

	Price
	High	Low
2008
First Quarter	$11.03	$7.12
Second Quarter	9.00	7.50
Third Quarter	8.51	5.44
Fourth Quarter (through November 21, 2008)	8.25	5.16

2007
First Quarter	11.31	7.33
Second Quarter	11.68	8.47
Third Quarter	11.86	8.39
Fourth Quarter	11.60	8.95

2006
First Quarter	7.73	4.90
Second Quarter	7.70	5.86
Third Quarter	10.83	6.08
Fourth Quarter	14.44	7.17

On November 21, 2008, the most recent practicable date before the printing of this proxy statement supplement, the high and low reported sales prices of our common stock were $6.42 and $6.06, respectively. For further discussion regarding historical market prices of our common stock in relation to the merger consideration pursuant to the amended merger agreement please see the section titled “Update to Special Factors—Reasons for the Merger; Recommendation of the Special Committee and of our Board of Directors; Fairness of the Merger,” beginning on page 17 of this proxy statement supplement. You are also urged to obtain a current market price quotation for our common stock.

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on our common stock in the foreseeable future. In addition, the merger agreement prohibits us from declaring or paying dividends on our common stock pending the consummation of the merger.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our Investor Relations website at: http://www.zones.com/IR.

The information provided on our website is not part of this proxy statement supplement, and therefore is not incorporated by reference herein.

Any person, including any beneficial owner, to whom this proxy statement supplement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Zones, Inc., 1102 15th Street SW, Suite 102, Auburn, Washington 98001, attn: Investor Relations, telephone (253) 205-3000. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Because the merger is a “going private” transaction, Zones, Merger Sub, and Mr. Lalji have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows us to “incorporate by reference” into this proxy statement supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement supplement, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the definitive proxy statement and before the special meeting:

•	Zones’ annual report on Form 10-K for the year ended December 31, 2007, as amended;

•	Zones’ definitive proxy statement for Zones’ 2008 annual meeting, filed with the SEC on April 2, 2008;

•	Zones’ quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Zones’ current reports on Form 8-K, filed with the SEC on February 5, 2008, March 17, 2008, July 31, 2008, September 4, 2008, November 10, 2008, November 18, 2008 and November 20, 2008; and

•	Zones’ registration statement on Form 8-A containing a description of Zones common stock.

Merger Sub has supplied all information in the proxy statement supplement pertaining to itself, Mr. Lalji has supplied all information pertaining to himself and the other continuing shareholders and we have supplied all information in this proxy statement supplement pertaining to us.

THIS PROXY STATEMENT SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY

ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT SUPPLEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT.

THIS PROXY STATEMENT SUPPLEMENT IS DATED NOVEMBER 24, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT SUPPLEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This First Amendment dated as of November 17, 2008 (this “Amendment”), to the Agreement and Plan of Merger dated July 30, 2008 (the “Merger Agreement”), is between Zones Acquisition Corp., a Washington corporation (“Zac”), and Zones, Inc., a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Section 7.03 of the Merger Agreement provides that the Merger Agreement may be amended in a writing signed by the parties thereto;

WHEREAS, the Board of Directors, after considering the unanimous recommendation of the Special Committee, has by unanimous action of those directors who voted (i) determined that it is in the best interests of the Company and the shareholders of the Company other than Firoz H. Lalji (“Lalji”), to enter into this Amendment, (ii) approved the execution, delivery and performance by the Company of and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger (the Merger as provided in the Merger Agreement and as so amended by this Amendment shall be referred to as the “Merger”), and (iii) resolved and agreed to recommend adoption of the Merger Agreement, as amended by this Amendment, by the shareholders of the Company upon the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment;

WHEREAS, concurrently with the execution of this Amendment, Lalji and Najma Lalji entered into a Voting and Support Agreement with the Company (the “Voting and Support Agreement”);

WHEREAS, concurrently with the execution of this Amendment, Lalji entered into the amended Limited Guarantee in favor of the Company in connection with the obligations of Zac up to a maximum amount of $5,000,000 plus interest and other collection costs and enforcement expenses ( the “Limited Guarantee”);

WHEREAS, concurrently with the execution of this Amendment, Lalji reaffirmed his Commitment Letter dated July 30, 2008 with Zac (the “Lalji Commitment Letter”); and

WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement and to clarify certain understandings and agreements relating to the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1. AMENDMENT; DEFINITIONS; COMPANY DISCLOSURE SCHEDULES

1.1 Amendment. The Merger Agreement is amended as set forth in this Amendment. Except as specifically provided for in this Amendment all of the terms and conditions of the Merger Agreement shall remain in full force and effect. Each reference in the Merger Agreement to “hereof,” “hereunder” and “this Agreement” shall, from and after the date of this Amendment, refer to the Merger Agreement, as amended by this Amendment. Any singular term in this Amendment shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Amendment, they shall be deemed followed by the words “without limitation.” Lalji and Najma Lalji are expressly acknowledged to be Affiliates of Zac. Any request or approval by the Company provided for herein shall include any approval or request made by the Special Committee of the Board of Directors of the Company.

1.2 Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

1.3 Company Disclosure Schedules. The Company Disclosure Schedule is hereby supplemented in the manner set forth in the supplemental disclosure schedule delivered by the Company to Zac immediately prior to the execution of this Amendment (the “Supplemental Company Disclosure Schedule”). Hereafter all references to the “Company Disclosure Schedule” in the Agreement and this Amendment shall mean the Company Disclosure Schedule as supplemented by the Supplemental Company Disclosure Schedule.

2. AMENDMENTS TO MERGER AGREEMENT

2.1 Amendment to Recitals. The first recital of the Merger Agreement is amended by deleting “$8.65” and replacing such amount with “$7.00.” All references in the Merger Agreement to the “Merger Consideration” shall refer to “$7.00” in cash.

2.2 Amendment to Section 2.02(a). Article II, Section 2.02(a) of the Merger Agreement is hereby amended and restated as follows:

“(a) Paying Agent. Prior to the Effective Time, Zac shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the aggregate Merger Consideration and shall use its reasonable best efforts to enter into a paying agent agreement with the Paying Agent. Prior to the Effective Time, Zac shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of shares that will become Converted Shares at the Effective Time (the “Selling Shareholders”), cash in an amount not less than $35,000,000 (“Closing Payment”) and on January 2, 2009, Zac shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent cash sufficient to pay the full remaining amount of the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (the “Remainder Payment”). All cash deposited with the Paying Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.”

2.3 Amendment to Section 2.02(b). The second sentence of Article II, Section 2.02(b) of the Merger Agreement is hereby amended and restated as follows:

“Each holder of record of one or more Certificates or Book Entry Shares shall, upon surrender to the Paying Agent of such Certificate or Certificates or Book Entry Shares, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.01(c), and the Certificates or Book Entry Shares so surrendered shall forthwith be canceled; provided, however, that, until the Remainder Payment is delivered to the Paying Agent, each Selling Shareholder shall only be entitled to their pro-rata share of the Merger Consideration that has been received by the Paying Agent.”

2.4 Amendment to Section 2.02(d). The first sentence of Article II, Section 2.02(d) of the Merger Agreement is hereby amended and restated as follows:

“Subject to delivery of the Remainder Payment to the Paying Agent, the Merger Consideration paid upon the surrender of Certificates (or affidavits in lieu thereof) or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Converted Shares.”

2.5 Amendment to Section 2.02(e). Article II, Section 2.02(e) of the Merger Agreement is hereby amended and restated as follows:

“(e) Termination of the Exchange Fund. Subject to delivery of the Remainder Payment to the Paying Agent, any portion of the Exchange Fund which remains undistributed to the Selling Shareholders for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Selling Shareholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article II.”

2.6 Amendment to Section 3.01(h). The first sentence of Article III, Section 3.01(h) of the Merger Agreement is hereby amended and restated as follows:

No broker, investment banker, financial advisor or other Person, other than Cascadia Capital and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.7 Amendments to Section 3.01(i). Article III, Section 3.01(i) of the Merger Agreement is hereby deleted in its entirety and replaced for convenience with the following:

“Intentionally Omitted”

2.8 Amendment to Section 3.02(c). The first sentence of Article III, Section 3.02(c) of the Merger Agreement is hereby amended and restated as follows:

“As of the date hereof, the authorized capital stock of Zac consists of 20,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value.”

2.9 Amendments to Section 3.02(d). Article III, Section 3.02(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Financing. Zac has delivered to the Company a true and complete copy, as of the date of this Agreement, of an executed commitment letter or term sheet to provide equity and debt financing to Zac in an aggregate amount set forth therein, subject to the terms and conditions thereof (the “Financing Commitments”), the proceeds of which are sufficient to fund the total Merger Consideration for the Merger and shall be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Financing”). As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and (ii) Zac is not in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Financing Commitments. The Financing Commitments shall not be amended or modified without the Company’s prior consent. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Zac. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01, Zac has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitments. Zac has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Financing Commitments prior to the date of this Agreement. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01(c), the proceeds from the Financing, when funded in accordance with the Financing Commitments, are sufficient for the satisfaction of all of Zac’s obligations under this Agreement, including the payment of the Merger Consideration and the consideration in respect of the Company Stock Options and to pay all related fees and expenses. Notwithstanding anything in this Agreement to the contrary, the Financing Commitments may be superseded at the option of Zac after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.07. In such event, the term “Financing Commitments” as used in this Agreement shall be deemed to include the New Financing Commitments to the extent then in effect.”

2.10 Amendments to Section 3.02(h). The following shall be added to the end of Article III, Section 3.02(h) of the Merger Agreement:

“Zac acknowledges and agrees that the President, CEO and sole shareholder of Zac also serves as the Chief Executive Officer of the Company and that the representations and warranties contained in Section 3.01 must be read in such context.”

2.11 Amendments to Section 4.01(a). The first paragraph of Article IV, Section 4.01(a) of the Merger Agreement is hereby amended and restated as follows:

“(a) During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as contemplated by this Agreement or as consented to in writing in advance by Zac (which consent shall not unreasonably be withheld or delayed and shall be presumed if authorized or approved by the Company’s Chief Executive Officer), the Company shall, and shall cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, key employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, without Zac’s prior written consent (which consent shall not unreasonably be withheld or delayed):”

2.12 Amendments to Section 4.02(f). The first paragraph of Article IV, Section 4.02(f) of the Merger Agreement is hereby amended and restated as follows:

“(f) Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Company Shareholder Approvals, the Company receives a Takeover Proposal which the independent members of the Board of Directors of the Company conclude in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Zac pursuant to clause (ii) below, the Board of Directors of the Company may (x) effect a Change in Recommendation and/or (y) terminate this Agreement (in accordance with Section 7.01) to enter into a definitive agreement with respect to such Superior Proposal if the independent members of the Board of Directors of the Company determine in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the fulfillment of their fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that the Board of Directors may not effect a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:”

2.13 Additional Subsection to Section 4.02. The following subsection shall be added to Article IV, Section 4.02(h) of the Merger Agreement:

“(h) Notwithstanding any other provision of the Merger Agreement to the contrary, during the period beginning on November 17, 2008 and continuing until 11:59 p.m. Seattle, Washington time on November 28, 2008 (the “Second No-Shop Period Start Time”), the Company and its subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that (A) the Company shall promptly provide to Zac any material non-public information concerning the Company or its subsidiaries that is provided to any Person given such access which was not previously provided to Zac and (B) the Company shall not disclose (and shall not permit any of its Representatives to disclose) the terms of the Financing Commitments or the identities of any other potential financing sources for the transactions contemplated by this Agreement to any Person, except to the extent such terms are otherwise publicly available; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. The parties hereby acknowledge and agree that the initial No-Shop Period Start Time commenced on September 4, 2008 and continued until November 16, 2008 and that all references in Sections 4.02(b) and (d) of the Merger Agreement to the No-Shop Period Start Time shall hereinafter be deemed the Second No-Shop Period Start Time.”

2.14 Amendments to Article V, Section 5.01(c). The first sentence of Article V, Section 5.01(c) of the Merger Agreement is hereby amended and restated as follows:

“(c) The parties shall endeavor to retain the existing record date of October 6, 2008 and otherwise, use their best efforts, to establish, prior to December 1, 2008, a new record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approvals; provided, that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable law.”

2.15 Amendments to Article V, Section 5.03(a). Article V, Section 5.03(a) of the Merger Agreement is hereby amended and restated as follows:

“(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) satisfy the conditions set forth in Article VI, (ii) obtain all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities) and (iii) obtain all necessary consents, approvals or waivers from third parties (other than the two landlord consents relating to the lease agreements described in Section 3.01(d) of the Company Disclosure Schedules which consents Zac has waived). The Company and Zac shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.”

2.16 Amendments to Article V, Section 5.04(a). The following sentence shall be added at the end of Article V, Section 5.04(a) of the Merger Agreement:

“Zac acknowledges and agrees that the Surviving Corporation shall also by operation of law assume the obligations with respect to all rights to indemnification provided in Section 5.09.”

2.17 Amendments to Article V, Section 5.04(c). Article V, Section 5.04(c) of the Merger Agreement is hereby amended and restated as follows:

“(c) For six years after the Effective Time, the Surviving Corporation shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its subsidiaries on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating”

of A+ or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided, further, that the Surviving Corporation shall first use its reasonable best efforts to obtain from such carriers a so-called “tail” policy providing such coverage and being effective for the full six year period referred to above, and shall be entitled to obtain such coverage in annual policies from such carriers only if it is unable, after exerting such efforts for a reasonable period of time, to obtain such a “tail” policy; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement as set forth in Section 5.04(c) of the Company Disclosure Schedule (or, in the case of a “tail” policy obtained pursuant to the preceding proviso, shall not be required to pay an aggregate premium therefor in excess of an amount equal to six times 300% of such last annual premium) and, if the Surviving Corporation is unable to obtain the insurance required by this Section 5.04(c), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount.”

2.18 Amendments to Article V, Section 5.05(b). Article V, Section 5.05(b) of the Merger Agreement is hereby deleted in its entirety and replaced for convenience with the following:

“Intentionally Omitted”

2.19 Amendments to Article V, Section 5.05(c). Article V, Section 5.05(c) of the Merger Agreement is hereby deleted in its entirety and replaced for convenience with the following:

“Intentionally Omitted”

2.20 Amendments to Article V, Section 5.05(d). Article V, Section 5.05(d) of the Merger Agreement is hereby amended and restated as follows:

“In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.01(d) or (ii) Section 7.01(b)(i); and, at the time of such termination, the conditions set forth in Section 6.01(a)(ii) and (b) and Section 6.02(b) have been satisfied; and, in the case of termination by the Company pursuant to Section 7.01(b)(i), the conditions set forth in Section 6.01(a)(ii) and (b) and Section 6.02 (b) have been satisfied for at least three Business Days prior to such termination, then Zac shall pay to the Company a fee of $5,000,000 (the “Zac Termination Fee”) by wire transfer in immediately available funds no later than two Business Days after such termination by the Company. Contemporaneously with the signing of this Agreement, Lalji is entering into a Limited Guarantee in favor of the Company providing for, upon the terms and subject to the conditions set forth in the Limited Guarantee, the guarantee of the payment obligations of Zac under this Section 5.05(d) in an amount up to the Zac Termination Fee plus related fees and expenses associated with enforcement thereof. Neither Zac nor its Affiliates shall take any action for the purpose of frustrating the Company’s ability to satisfy the conditions under Section 6.01 or Section 6.02.”

2.21 Amendments to Article V, Section 5.05(e). Article V, Section 5.05(e) of the Merger Agreement is hereby amended and restated as follows:

“(e) The Company and Zac acknowledge and agree that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Zac would not have entered into this Agreement; accordingly, if Zac fails to pay when due the amount payable pursuant to this Section 5.05, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Zac for the amounts set forth in this Section 5.05, Zac shall pay to the Company the Company’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 5.05, from the date such payment was required to be made until the date of receipt by the owed party of immediately available funds in such amount at the prime rate of US Bank, N.A., in effect on the date such payment was required to be made.”

2.22 Amendments to Article V, Section 5.05(f). Article V, Section 5.05(f) of the Merger Agreement is hereby amended and restated as follows:

“(f) Each of the parties hereto acknowledges that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement and that the Zac Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Zac Termination Fee (plus the related costs and expenses contemplated in Section 5.05(e) above) from Zac pursuant to this Section 5.05 shall be the sole and exclusive remedy of the Company and its subsidiaries against Zac hereunder, and any of its former, current or future shareholders, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Zac or any of its former, current or future shareholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.”

2.23 Amendments to Section 5.07(a). The following shall be added to the end of Article V, Section 5.07(a) of the Merger Agreement:

“For the avoidance of doubt, nothing in this Section 5.07 is meant to treat the Financing as a condition to the obligation of Zac to effect the Merger.”

2.24 Additional Covenant in Article V, Section 5.07(c). The following section shall be added to Article V as Section 5.07(c) to the Merger Agreement:

“(c) Prior to the Effective Time, Zac shall deposit the Closing Payment (consisting solely of the proceeds from the Financing) with the Paying Agent. Firoz Lalji shall enter into a limited guarantee in favor of the Shareholder Representatives, on behalf of the Selling Shareholders, providing for, upon the terms and conditions set forth therein, a guarantee of the payment and delivery of the Remainder Payment to the Paying Agent (the “Remainder Payment Guarantee.”)

2.25 Additional Covenant in Article V, Section 5.08. The following section shall be added to Article V as Section 5.08 to the Merger Agreement:

“Section 5.08 Additional Covenants.

(a) Zac shall provide the Company with copies of the Voting and Support Agreement, the Limited Guarantee, and the Lalji Commitment Letter contemporaneously with the execution of this Agreement, and hereby acknowledges and agrees that, any breach of those agreements (other than a breach by the Company) shall be deemed a breach by Zac hereunder.”

2.26 Additional Covenants in Article V, Section 5.09. The following section shall be added to Article V as Section 5.09 to the Merger Agreement:

“Section 5.09 Shareholder Representative.

(a) Upon receipt of the Company Shareholder Approvals, and without further action, the Shareholder Representative shall be appointed as the agent and the attorney-in-fact for and on behalf of each and all of the Selling Shareholders, to give and receive notices and communications, to authorize payment of costs and expenses from the Special Expense Fund (defined below), to establish, manage and maintain the Special Expense Account (defined below) and to authorize deposits and withdrawals from the Special Expense Account, to enforce the obligations of Zac, the Surviving Company and their respective Affiliates as contemplated under this Agreement, including with respect to the Remainder Payment Guarantee, and to engage agents and representatives (including accountants and legal counsel). The foregoing authorization shall include without limitation, with respect to each and all of the foregoing matters, the authority to bring claims, to object to claims, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either: (i) necessary or appropriate in the sole judgment of the Shareholder Representative for the accomplishment of the foregoing matters or (ii) specifically mandated by the terms of this Agreement. “Shareholder Representative” shall mean the current independent members of the Company’s Board of Directors comprised of the following individuals: John H. Bauer, Cathi Hatch, William C. Keiper, and Kenneth M. Kirkpatrick, acting as a committee and making decisions by majority vote. In the event any individual Shareholder Representative is unable or unwilling to continue to serve as Shareholder Representative, and the individuals that comprised of the Shareholder Representative shall be less than two, the remaining Shareholder Representatives shall appoint a new individual to serve as Shareholder Representative.

(b) The Shareholder Representative, subject only to acting in good faith, shall not be liable for any act done or omitted hereunder or with respect to any matters arising out of or in connection with: (i) the acceptance or administration of the Shareholder Representative’s duties under this Agreement, (ii) the Special Expense Account or (iii) the Special Expense Fund. Zac and the Surviving Corporation, jointly and severally, shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties under this Agreement, including with respect to the Special Expense Account, the Special Expense Fund, and costs incurred and the reasonable fees and expenses of any legal counsel or advisors retained by the Shareholder Representative. In the event the Remainder Payment is not deposited with the Paying Agent by January 3, 2009, Zac, the Surviving Company and each Shareholder Representative shall enter into an indemnification agreement substantially in the form of the current indemnification agreement between the Company and each director of the Company, and providing for Zac and the Surviving Corporation to indemnify each person who comprises the Shareholder Representative with respect to all aspects of their duties as Shareholder Representative hereunder.

(c) Within 2 business days of obtaining the Company Shareholder Approvals, but in no event later than December 30, 2008, Zac shall deposit $100,000 (the “Special Expense Fund”) by wire transfer to an account with a bank selected by the Shareholder Representative (the “Special Expense Account”). The Special Expense Fund shall be available to the Shareholder Representative for the purpose of paying the costs and expenses (including legal and consultant fees) incurred by the Shareholder Representative on behalf of the Selling Shareholders following the Closing Date with respect to enforcement of the obligations of Zac, the Surviving Corporation or their Affiliates under this Agreement and the Remainder Payment Guarantee.

(d) The Special Expense Account shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and as directed by the Shareholder Representative. The Special Expense Fund shall be disbursed to the Surviving Corporation as soon as practicable after receipt of the Remainder Payment.

(e) The adoption of this Agreement and the approval of the Merger by the Company’s Shareholders shall constitute approval of the arrangements described in this Section 5.09 and all of the arrangements relating thereto, including without limitation the creation of the Special Expense Account and the appointment of the Shareholder Representative for the purposes described in this Amendment, and the right of the Shareholder Representative to make deposits and withdrawals from the Special Expense Account in accordance with this Agreement and in connection with the performance of the Shareholder Representative’s duties under this Agreement.”

2.27 Amendments to Article VI, Section 6.02(a). The last sentence of Article VI, Section 6.02(a) of the Merger Agreement is hereby deleted.

2.28 Amendments to Article VI, Section 6.02(b). The last sentence of Article VI, Section 6.02(b) of the Merger Agreement is hereby deleted.

2.29 Amendments to Article VI, Section 6.02(c). Article VI, Section 6.02(c) of the Merger Agreement is hereby amended and restated as follows:

“(c) Dissenter’s Rights. The aggregate number of shares of Company Common Stock at the Effective Time, the holders of which have properly exercised dissenter’s rights under Chapter 23B.13 of the WBCA, shall not equal 20% or more of the shares of Company Common Stock outstanding as of the record date for the Company Shareholders Meeting.”

2.30 Amendments to Article VI, Section 6.02(d). Article VI, Section 6.02(d) of the Merger Agreement is hereby amended and restated as follows:

“(d) Company Stock Options. The aggregate number of shares of Company Common Stock subject to purchase upon the exercise of Company Stock Options outstanding immediately prior the Effective Time, shall be less than 200,000 shares (such number of shares being exclusive of any Company Stock Options: (i) granted after July 30, 2008, (ii) held by Lalji, or (iii) held by any individual who has served as an executive officer of the Company as described in the Company’s proxy statement dated October 17, 2008, and also, exclusive of any irrevocable election to exercise Company Stock Options delivered to the Company at or prior to the Effective Time), subject to appropriate adjustment in the case of stock splits, stock dividends and the like.”

2.31 Additional Condition to Article VI, Section 6.03(c). The following paragraph shall be added to Article VI of the Merger Agreement as Section 6.03(c):

“(c) Opinion of Financial Advisors. The Company shall have received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock other than Zac, Firoz Lalji Najma Lalji, Natasha Lalji, The Firoz and Najma Lalji Foundation and their Affiliates.”

2.32 Additional Condition to Article VI, Section 6.03(d). The following paragraph shall be added to Article VI of the Merger Agreement as Section 6.03(d):

“(d) Receipt of Closing Payment and Remainder Payment Guarantee. The Paying Agent shall have received the Closing Payment from Zac and the Company shall have received the Remainder Payment Guarantee from Firoz Lalji.”

2.33 Amendments to Article VI, Section 6.04. Article VI, Section 6.04 of the Merger Agreement is hereby amended and restated as follows:

“Frustration of Closing Conditions. Neither the Company nor Zac or its Affiliates may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.”

2.34 Amendments to Article VII, Section 7.01(b)(i) and (ii). Article VII, Section 7.01(b)(i) and (ii) of the Merger Agreement are hereby amended and restated as follows:

“(i) if the Merger shall not have been consummated on or before December 31, 2008, (the “Outside Date”); provided, that in the event the Company receives a Superior Proposal the outside date shall be extended to the earlier of February 28, 2009 or the date that the Superior Proposal is terminated; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date nor to any party who has not complied with that party’s obligations under Section 6.04;”

“(ii) if the Company Shareholder Approvals shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date or to any party who has not complied with their obligations under Section 6.04; or”

2.35 Amendments to Article VII, Section 7.01(c). Article VII, Section 7.01(c) of the Merger Agreement is hereby amended and restated as follows:

“(c) by Zac if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.02 and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) 10 calendar days following receipt of written notice of such breach or failure to perform from Zac or (B) the Outside Date; provided, however, that Zac shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.03 not to be satisfied;”

2.36 Amendments to Article VII, Section 7.01(d). Article VII, Section 7.01(d) of the Merger Agreement is hereby amended and restated as follows:

“(d) by the Company, if Zac shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.03 and (ii) is uncured or incapable of being cured by Zac prior to the earlier to occur of (A) 10 calendar days following receipt of written notice of such breach or failure to perform from the Company or (B) the Outside Date; provided, however, that if Zac shall fail to deliver the Closing Payment to the Paying Agent prior to the Effective Time it shall be deemed a breach of Zac’s obligations under this Agreement thereby entitling the Company to the Zac Termination Fee without requiring any action by the Company, and provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.02 not to be satisfied;”

2.37 Amendments to Article VII, Section 7.02. Article VII, Section 7.02 of the Merger Agreement is hereby amended and restated as follows:

“Section 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Zac as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Zac or the Company or their directors, officers or shareholders, under this Agreement, other than the provisions of Section 5.05, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that, without limiting the right to receive any payment pursuant to Section 5.05, the Company agrees that, to the extent it has incurred losses or damages in connection with this Agreement, the maximum aggregate liability of Zac shall be limited to an amount equal to $5,000,000, and in no event shall the Company seek to recover any money damages in excess of such amount from Zac or any of their respective Representatives or Affiliates hereunder; and provided, further, that except as specifically provided in the first sentence of 5.05(f) of this Agreement, nothing herein shall relieve the Company from liability for willful and material breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case Zac and/or Zac shall be entitled to all rights and remedies available at Law or in equity.”

2.38 Amendments to Article VIII, Section 8.03(e). Article VIII, Section 8.03(e) of the Merger Agreement is hereby amended and restated as follows:

“(e) “Material Adverse Change” or “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole and have a financial impact of no less than $7.5 million to the Company or (2) that prevents or materially delays or materially impairs the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby or actions by Zac or the Company required to be taken pursuant to this Agreement, (ii) changes in general economic or political conditions or the financial markets (including prevailing interest rates and stock market levels), (iii) changes in applicable laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its subsidiaries conduct business; (v) any outbreak or escalation of hostilities or war or any act of terrorism, or (vi) any shareholder litigation instituted as a result of any amendment to this Agreement;”

2.39 Amendments to Article VIII, Section 8.07. The last sentence of Article VIII, Section 8.07 of the Merger Agreement is hereby amended and restated as follows:

“Except for (A) following the Effective Time, the rights of the Company’s shareholders to receive the Merger Consideration in accordance with Section 2.01(c), including their rights with respect to the Remainder Payment Guarantee and (B) the provisions of Section 5.04 hereof, this Agreement (including the Schedules) is not intended to and does not confer upon any Person other than the parties hereto any legal or equitable rights or remedies.”

2.40 Amendments to Article VIII, Section 8.10. Article VIII, Section 8.10 of the Merger Agreement is hereby amended and restated as follows:

“Section 8.10 Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Section 7.01 Zac shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court sitting in the State of Washington. The parties agree that a breach of Zac’s covenants contained in Section 5.07 will cause irreparable damage to the Company, that the Company has no adequate remedy at law in respect of such breach and, as a consequence, that the covenants contained in Section 5.07 shall be specifically enforceable against Zac and Zac hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants. The parties acknowledge and agree that other than as provided in the preceding sentence, neither the Company nor any of its subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary damages set forth in Section 5.05(d). Each of the parties hereto (a) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Washington in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any state or federal court sitting in the State of Washington. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.”

3. ADDITIONAL REPRESENTATIONS AND WARRANTIES

3.1 Additional Representations and Warranties of the Company. The Company hereby represents and warrants to Zac as follows:

(a) The Company has requisite corporate power and authority to enter into this Amendment, to perform its obligations under this Amendment and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by the Merger Agreement, as amended by this Amendment. The execution and delivery of this Amendment and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, have been duly and validly authorized by the Board of Directors, and, recommended unanimously by the Special Committee and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, subject in each case of the consummation of the Merger, to the obtaining of the Company Shareholder Approvals. This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Amendment by Zac, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

3.2 Additional Representations and Warranties of Zac. Zac hereby represents and warrants to the Company as follows:

(a) Zac has all requisite corporate or other power and authority to enter into this Amendment, to perform its obligations under this Amendment and to consummate the transactions contemplated by the Merger Agreement, as amended by this Amendment. The execution, delivery and performance of this Amendment by Zac and the consummation by Zac of the transactions contemplated by the Merger Agreement, as amended by this Amendment, have been duly and validly authorized by Lalji as the sole shareholder of Zac, and no other corporate proceedings on the part of Zac are necessary to authorize this Amendment or the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment. This Amendment has been duly and validly executed and delivered by Zac and, assuming the due authorization, execution and delivery of this Amendment by the Company, this Amendment constitutes the valid and binding agreement of Zac, enforceable against Zac in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b) As of the date of this Amendment, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Zac, any of its Affiliates or any shareholder set forth on Schedule 2.01(c) to the Merger Agreement on the one hand, and any member of the Company’s management or the Board of Directors (other than Lalji), on the other hand, relating to any payment of fees, compensation or other remuneration associated with a reduction of the Merger Consideration from $8.65 to $7.00.

(c) Zac hereby agrees and acknowledges that it has received, reviewed and accepted the revised financial projections of the Company furnished in connection with the Financing and this Amendment.

4. GENERAL

4.1. Effect of Headings. The Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

4.2 Counterparts. This Amendment may be executed in two counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

4.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

ZONES ACQUISITION CORP.

By:	/S/ FIROZ H. LALJI
Name:	Firoz H. Lalji
Title:	President and Chief Executive Officer

ZONES, INC.

By:	/S/ WILLIAM C. KEIPER
Name:	William C. Keiper
Title:	Chair, Special Committee of the Board of Directors of Zones, Inc.

ANNEX B

November 17, 2008

The Special Committee of the Board of Directors and

Board of Directors

Zones, Inc.

1102 15th Street SW, Suite 102

Auburn, Washington 98001

Dear Members of the Special Committee and Board of Directors:

On July 30, 2008, Zones, Inc., a Washington corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zones Acquisition Corp., a Washington corporation (“ZAC”). We understand that the Company and ZAC have amended the Merger Agreement pursuant to a First Amendment to Agreement and Plan of Merger (the “Amendment”, and the Merger Agreement, as so amended, the “Agreement”) in certain respects. We further understand that pursuant to the Agreement, ZAC would be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, and in connection with the Merger, each issued and outstanding share of common stock, without par value, of the Company (“Company Common Stock”), other than any Cancelled Shares, Remaining Shares or Dissenting Shares (each as defined in the Merger Agreement), would be converted into the right to receive $7.00 in cash, without interest (the “Merger Consideration”). For purposes of this opinion, “Excluded Persons” shall be defined as ZAC, Firoz Lalji, Najma Lalji, Natasha Lalji, The Firoz and Najma Lalji Foundation and their respective affiliates, and “Unaffiliated Shareholders” shall refer to all shareholders of the Company other than Excluded Persons.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) and Board of Directors of the Company (the “Board”) as to whether, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Merger Agreement and the Amendment dated November 17, 2008;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2008 through 2012;

4.	spoken with certain members of the management of the Company and certain of its representatives and advisers regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

The Special Committee of the Board of Directors

Board of Directors

Zones, Inc.

November 17, 2008

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to us by or on behalf of the Company; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company may be a party (other than as specifically described herein with respect to the Merger).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and all such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto (other than the Amendment). We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on the Company or the Merger Consideration. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any material respect from the drafts of said documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of the Company. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may

The Special Committee of the Board of Directors

Board of Directors

Zones, Inc.

November 17, 2008

be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Committee and the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger. Except as set forth in our engagement letter with the Committee and the Company, this Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made, without the prior written consent of Houlihan Lokey.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company and other participants in the Merger and certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including without limitation formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, the Company and other participants in the Merger or one or more of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates may receive compensation. We will receive a fee for rendering this Opinion, a portion of which has already been paid to us, and the remainder of which is due and payable upon the delivery of this Opinion.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things, (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Amendment or the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the

The Special Committee of the Board of Directors

Board of Directors

Zones, Inc.

November 17, 2008

fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as set forth in this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s security holders vis-à-vis any other class or group of the Company’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise, or (ix) the fairness of the Merger to any of the Excluded Persons. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Committee, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger is fair to them from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX C

SHAREHOLDER VOTING AND SUPPORT AGREEMENT

THIS SHAREHOLDER VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 17, 2008, by and among Zones, Inc., a Washington corporation (the “Company”) and the undersigned Shareholders, Firoz Lalji and Najma Lalji (each individually a “Shareholder” and collectively the “Shareholders”).

RECITALS

WHEREAS, the Company and Zones Acquisition Corporation, a Washington corporation (“Zac”) previously entered into an Agreement and Plan of Merger dated July 30, 2008;

WHEREAS, concurrent with the execution and delivery hereof, the Company and Zac, are entering into the First Amendment to the Agreement and Plan of Merger;

WHEREAS, the Agreement and Plan of Merger, as amended by the First Amendment to the Agreement and Plan of Merger, shall herein be referred to as the “Merger Agreement” and the Merger as provided therein and as so amended therein shall be referred to as the “Merger”;

WHEREAS, as of the date hereof, the Shareholders and their respective Affiliates have voting control over 6,683,540 shares of Company Common Stock (the “Minimum Share Number”), and are the “beneficial owner” of all such shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended; and

WHEREAS, in consideration of the execution and delivery of the Merger Agreement by the Company and in order to facilitate consummation of the Merger and the transactions contemplated by the Merger Agreement, the Shareholders desire to agree to vote all Shares (as defined below) over which each of them has voting control in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein and other good and valuable consideration, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used herein without definition are used as defined in the Merger Agreement, and, in addition:

“Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

“Shares” means: (i) all outstanding shares of Company Common Stock and other voting securities of Company owned, beneficially or of record, by the Shareholders and their respective Affiliates as of the date hereof, (ii) all additional outstanding shares of Company Common Stock and other voting securities of Company acquired by the Shareholders and their respective Affiliates, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof, and (iii) such other outstanding shares of Company Common Stock and other voting securities of Company over which each of the Shareholders and their respective Affiliates has or will have voting power during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof.

“Transfer” means, with respect to any security, the direct or indirect: (i) assignment, sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any (A) transfer, assignment, sale, pledge, hypothecation, encumbrance or similar disposition pursuant to a court order, and (B) such actions pursuant to which a Shareholder maintains all voting rights with respect to such security.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Zac is expressly acknowledged to be an Affiliate of each of Firoz Lalji and Najma Lalji. Any request or approval by the Company provided for herein shall include any approval or request made by the Special Committee of the Board of Directors of the Company.

2. Transfer of Voting Rights. The Shareholders and their respective Affiliates shall not Transfer (or permit the Transfer of), grant any proxy, or enter into any voting agreement or similar agreement in contravention of the obligations of the Shareholders under this Agreement with respect to any of the Shares except for any Transfer by the Shareholder for estate planning purposes to one or more transferees who expressly agree to be bound by the terms of this Agreement.

3. Agreement to Vote Shares. Each Shareholder, on behalf of the Shareholder and each of their respective Affiliates, hereby agrees that until this Agreement terminates or is terminated pursuant to Section 6 hereof, the Shareholders shall:

(a) Appear in person or by proxy at any meeting of shareholders of the Company, however called, and at every adjournment or postponement thereof, or otherwise cause the Shares to be counted as present for purposes of establishing a quorum;

(b) Vote the Shares or cause the Shares to be voted at any meeting of shareholders of the Company for the purpose of voting on the Merger, the Merger Agreement and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, in support of the Merger and in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters’ or appraisal rights the Shareholder may have in respect of the transaction, and any action required in furtherance thereof;

(c) Vote the Shares or cause the Shares to be voted at any meeting of shareholders of the Company, however called, and at every adjournment or postponement thereof, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Zac or the Company under or in connection with the Merger or the Merger Agreement, and against any amendment of the Company’s Articles of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its shareholders, which amendment or other proposal, action or transaction would reasonably be expected to prevent, impede or delay: (i) consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) consummation of the transactions contemplated herein or thereby;

(d) Notwithstanding the other provisions of this Section 3, upon the Company’s termination of the Merger Agreement pursuant to and in accordance with the provisions of Section 7.01(e) thereof in connection with a Superior Proposal, then, at any meeting of the shareholders of the Company for the purpose of voting on the Superior Proposal and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, vote the Shares or cause the Shares to be voted in favor of adoption of the Superior Proposal and approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters’ or appraisal rights the Shareholders may have in respect of such transaction and any action required in furtherance thereof.

(e) Upon request by the Company: (i) furnish written confirmation, in form and substance reasonably acceptable to the Company, of the Shareholders’ vote in favor of the Merger and the Merger Agreement and the transactions contemplated thereby, or of the Superior Proposal and the transactions contemplated thereby, as the case may be, and (ii) prior to any vote contemplated by this Section 3, deliver promptly to the Company an irrevocable proxy (with full power of substitution), for and in the name, place and stead of the Shareholders, to vote, or cause to be voted, the Shares, or grant a consent or approval in respect of the Shares, at every meeting of shareholders of the Company (and at every adjournment and postponement thereof), however called, with respect to the matters specified in this Section 3. Each Shareholder hereby affirms that such irrevocable proxy is given in connection with execution of the Merger Agreement, and to secure the performance of the Shareholders’ obligations under this Agreement. The grant of proxy contemplated hereby is coupled with an interest and may under no circumstances be revoked, but shall automatically terminate and be of no further force and effect upon termination pursuant to Section 6. Each Shareholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done in accordance herewith; and

(f) At any meeting of shareholders of the Company, however called, for the purpose of voting on the Merger Agreement and the transactions contemplated thereby, vote the Shares or cause the Shares to be voted for any adjournment of such meeting, or other procedural action reasonably necessary to facilitate: (i) consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) consummation of the transactions contemplated thereby.

4. Covenants of the Shareholders. Each Shareholder, on behalf of the Shareholder and each of their respective Affiliates, covenants and agrees with the Company that, during the period commencing on the date hereof and ending on the date this Agreement is terminated pursuant to Section 6 hereof:

(a) The Shareholder and each of their respective Affiliates shall use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, facilitate, and to assist and cooperate in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger, the transactions and covenants of Zac under the Merger Agreement, and the other matters contemplated by this Agreement;

(b) The Shareholder and each of their respective Affiliates shall not: (i) take any action which would make any representation or warranty of such Shareholder and their Affiliates herein, or which would make any representation or warranty of Zac in the Merger Agreement untrue or incorrect in any material respect, (ii) knowingly take any action that would have the effect of preventing or disabling the Shareholder and their Affiliates from performing their obligations under this Agreement, nor (iii) take any action to frustrate the intent and purpose of the Merger, the Merger Agreement, or this Agreement, including any action to reconstitute the Board of Directors of the Company;

(c) Contemporaneous with the Closing, Lalji hereby commits (i) subject to and in accordance with the Lalji Commitment Letter (as defined in the Merger Agreement), to provide to Zac up to $25 million, but no less than $20 million, for the purpose of funding a portion of the required aggregate Merger Consideration and related expenses in accordance with the Merger Agreement and (ii) to enter into the Remainder Payment Guarantee with the Shareholder Representative;

(d) The Shareholder shall take all actions necessary to adjourn the special meeting of shareholders currently scheduled for November 19, 2008 to another date in December 2008 as determined by the Company;

(e) The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, and take or cause to be taken all actions and do or cause to be done all things, as are reasonably necessary for the purpose of effectively carrying out the purposes of the transactions contemplated by this Agreement and to ensure that the Company receives the benefit of this Agreement; and

(f) The Shares will be at all times free and clear of any liens, claims, encumbrances, mortgages, security interests and charges of any nature whatsoever that could in any way impair the ability of the Shareholders to perform their obligations hereunder.

5. Representations and Warranties of the Shareholders. Each of the Shareholders, and their respective Affiliates, hereby represents and warrants to the Company as follows:

(a) The Shareholders have the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Shareholders are competent to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Shareholders and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholders and this Agreement has been duly executed and delivered by or on behalf of the Shareholders and constitutes a valid and legally binding obligation of the Shareholders, enforceable against each Shareholder in accordance with its terms;

(b) The Shareholders are the beneficial owner of 6,683,540 shares of Company Common Stock and such Shares constitute the Shareholders’ entire interest in the outstanding Company Common Stock. No person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire the Shares or any portion of the Shares. As of the date hereof, all of the Shares are free and clear of any liens, claims, encumbrances, mortgages, security interests and charges of any nature whatsoever; and

(c) The execution and delivery of this Agreement by the Shareholders does not, and the performance of this Agreement by the Shareholders will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person by the Shareholder, except (A) as provided in the Merger Agreement, or (B) filings with the SEC of such reports or other furnished or filed materials under the Exchange Act as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby; (ii) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the Company’s Articles of Incorporation, Bylaws or any other agreement to which any of the Shareholders are a party, including any prior proxy, voting agreement, shareholder agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license; or (iii) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any of the Shareholders or to any of the Shareholders’ property or assets, except in the cases of (ii) and (iii) above where such conflicts or violations would not reasonably be expected to prevent or materially impede or delay consummation of the Merger or the other transactions contemplated by the Merger Agreement or consummation of the transactions contemplated by this Agreement.

6. Termination. This Agreement shall terminate and be of no further force or effect as of the earlier to occur of: (i) the day after the receipt of the Company Shareholder Approvals, and (ii) the expiration or termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, if the Company terminates the Merger Agreement pursuant to Section 7.01(e) thereof, termination of this Agreement under this Section 6 shall not occur until the earlier of: (i) the day after the receipt of all Company Shareholder approvals required to approve the Superior Proposal, and (ii) the expiration or termination of the alternative acquisition agreement for the Superior Proposal in accordance with its terms.

7. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to ensure that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8. Shareholder Capacity. Each Shareholder is hereby executing and performing this Agreement solely in the Shareholder’s capacity as the record and/or beneficial owner, as applicable, of the Shares and nothing in this Agreement shall limit or restrict the exercise by such Shareholder, in his or her capacity as an officer or director of the Company or any of its subsidiaries, from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of the Company (or as an officer or director of any of the Company’s subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto.

10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that Firoz Lalji is hereby authorized and empowered to sign any such modification or amendment on behalf of all of the Shareholders, and provided further that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by such party or an authorized representative thereof.

11. Remedies, Specific Performance. Each Shareholder acknowledges that the Company has entered into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement and the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholders set forth in this Agreement. Therefore, the Shareholders hereby agree that, in addition to any other remedies that may be available to the Company upon any such violation, and which are not limited by any other document or Agreement, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief without the posting of any bond, or by any other means available to the Company at law or in equity, and each Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement.

12. Attorney’s Fees. The Shareholders shall pay or reimburse the Company for all costs, expenses and attorneys’ fees paid or incurred by the Company in endeavoring to enforce the obligations Shareholders under this Agreement.

13. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as shall be specified by like notice) set forth on the signature page hereto.

14. Governing Law. This Agreement shall be governed by the laws of the State of Washington, without reference to its principles of conflicts of law.

15. Entire Agreement. This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

16. Effect of Headings. The Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

SHAREHOLDERS		ZONES, INC.

/s/ FIROZ LALJI	By:	/S/ WILLIAM C. KEIPER
Firoz Lalji	Name:	William C. Keiper
	Title:	Chair, Special Committee of the Board of Directors of Zones, Inc.

Address:
1102 15th Street SW, Suite 102
Auburn, WA 98001-6509	Address:
Facsimile: (253) 205-3626	Special Committee of the Board of Directors
c/o Lane Powell PC 1420 Fifth Avenue, Suite 4100 Seattle, WA 98101 Facsimile: (206) 223-7107 Attention: Michael E. Morgan
/s/ NAJMA LALJI
Najma Lalji

Address:
1102 15th Street SW, Suite 102
Auburn, WA 98001-6509
Facsimile: (253) 205-3626

ZONES, INC.

PROXY

The undersigned Shareholders of Zones, Inc. (the “Company”) hereby appoint John H. Bauer and William C. Keiper, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Special Meeting of Shareholders for the Company on November 19, 2008, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, to vote FOR the proposal to approve the merger and to approve and adopt the Agreement and Plan of Merger dated as of July 30, 2008, and as amended on November 17, 2008 as it may be further amended from time to time, by and between the Company and Zones Acquisition Corp., and the other transactions contemplated thereby, and FOR the proposal to approve any motion to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal, and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof and FOR the appointment of the Shareholder Representatives to serve as the agent and the attorney-in-fact for and on behalf of each of the Selling Shareholders. This proxy is coupled with an interest and irrevocable. This Proxy shall terminate as provided in Section 6 of that certain Shareholder Voting and Support Agreement dated as of November 17, 2008 by and among the undersigned shareholders and the Company.

/s/ FIROZ LALJI
Firoz Lalji

/s/ NAJMA LALJI
Najma Lalji

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

ZONES, INC.

PROXY

THIS PROXY S I SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Special Meeting of Shareholders of Zones, I n c. (the “ C ompany”), the related Proxy State ment dated October 17, 2008 and Proxy State ment Supple ment dated November 24, 2008, hereby appoints Ronald P. McFadden and Wil liam C. Keip er, and each of them, proxies o f r the undersigned, with full power of substitution, and authorizes h t em t o atte nd the Specia l Meetin g of Shareholders f o r the Company on December 19, 2008, and any adjournments thereof, and o t vote h t ereat al shares of Common Stock of h t e Company that the undersigned would be entitl ed to vote f i personally present, such proxies being in structed o t vote as specified on the reverse side hereof, or, o t h t e extent not specifie d, t o vote FOR the proposal t o approve the merger, and to approve and adopt the Agreement and Pla n of Merger, dated as of July 30, 2008, as amended by the First Amendment o t Agreement and Pla n of Merger, dated as of November 17, 2008, by and betw een the Company and Zones Acquisition Corp., and as t i may be u f rther amended from tim e to it me, and the other r t ansactions contemplate d thereby, and FOR the proposal to approve any motion to adjourn the special meetin g, f i necessary, to solic it additi onal proxies if h t ere are in sufficient votes at the time of t h e special meeting o t approve the o f regoing proposal, and o t vote n i t h eir dis creti on on any other matters presented at the meetin g or any adjournments h t ereof.

L P EASE SIGN AND DATE T H IS R P OX Y CA RD AND RETURN T I R P OMPTLY IN H T E ENCLOSED N E VELOPE.

( C ON ITNUED AND O T BE S I GNED ON H T E REVERSE ISDE.)

Address Change/Comments M ( ark t h e cor e sponding box on h t e reverse sid e)

FOLD AND DETACH HERE

PLEASE VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK AS SOON AS

POSSIBLE.

IF YOU SIGNED A PROXY TO VOTE N I CONNECTION WITH THE PREVIOUSLY SCHEDULED SPECIAL MEETIN G, THAT PROXY WILL NOT BE VALID AND THAT VOTE WIL L NOT COUNT AS A VOTE AT THE ADJOURNED SPECIAL MEETING TO BE HELD

ON DECEMBER 19, 2008.

This proxy, when properly executed, will be voted in the manner specified by the undersigned. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

Mark Here for Add ress Cha nge or Com ments

PLEASE SEE RE VERSE SID E

1. Proposal o t approve t h e merger, and o t approve and adopt h t e Agreement and Plan of Merger, dated as of July 30, 2008, as amended by h t e First Amendment o t Agreement and Plan of Merger, dated as of November 17, 2008, by and between h t e Company and Zones Acquisition Corp., and as it may be u f rther amended from it me o t t i me, and h t e oth er r t ansactions contemplated h t ereby.

FOR

AGAINST ABS TAIN

2. Proposal o t approve any motion o t adjourn t h e special meeting, f i necessary, o t solicit addit ional proxies f i there are in sufficient vote s at the t i me of h t e special meeting to approve Proposal 1.

FOR AGAINST ABS TAIN

Sig nature Signature Date 2008

NOTE: Please sign name exactly as it appears hereon. If shares are held by joint e t nants, both should sign. When signing as an attorney, executor, adminis trator, r t ustee, or guardian, please give full titl e as such.

FOLD AND DETACH HERE